UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN

PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

METROPCS COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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MetroPCS Communications, Inc.

2250 Lakeside Blvd.

Richardson, TX 75082

Telephone No. (214) 570-5800

April 14, 2013

Dear Stockholder,

We are pleased to announce an amendment to the previously announced proposed combination of MetroPCS Communications, Inc., a Delaware corporation, which we refer to as MetroPCS, with T-Mobile USA, Inc., a Delaware corporation, which we refer to as T-Mobile, pursuant to the Business Combination Agreement, dated October 3, 2012, as previously amended, which we refer to as the original business combination agreement, by and among Deutsche Telekom AG, an Aktiengesellschaft organized in Germany, which we refer to as Deutsche Telekom, T-Mobile Global Zwischenholding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Deutsche Telekom, which we refer to as Global, T-Mobile Global Holding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Global, which we refer to as Holding, T-Mobile, a direct wholly-owned subsidiary of Holding, and MetroPCS.

On April 14, 2013, the parties entered into an amendment to the original business combination agreement, which we refer to as the amendment, to

•	reduce the principal amount of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by $3.8 billion,

•	reduce the interest rate of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by 50 basis points, and

•

extend the lock-up period on sales to the public following the closing of the transaction of shares of common stock of the combined company held by Deutsche Telekom from six months to eighteen months, subject to certain exceptions.

We refer to the original business combination agreement, as amended by the amendment, as the business combination agreement, and we refer to the transactions contemplated by the business combination agreement, collectively, as the transaction.

On or about March 12, 2013, we mailed to you a proxy statement relating to a special meeting of the stockholders, which we refer to as the special meeting, of MetroPCS, originally scheduled to be held on April 12, 2013, to consider and vote on matters relating to the original business combination agreement. On April 10, 2013, we postponed the date of the special meeting to provide MetroPCS stockholders with time to consider and evaluate the transaction in light of the improved terms agreed upon in the amendment. The record date of March 11, 2013 for the special meeting has not changed. The special meeting will now be held on April 24, 2013, at 8:00 a.m., local time, at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082.

After careful consideration, the MetroPCS board, acting upon the recommendation of a special committee of the MetroPCS board established in connection with MetroPCS’ consideration of the transaction, which we refer to as the special committee, unanimously approved the amendment and has determined that the transaction is appropriate, advisable and in the best interests of MetroPCS and its stockholders. The MetroPCS board, acting upon the recommendation of the special committee, unanimously recommends that you vote “FOR” each of the proposals, which we refer to as the proposals, described in the proxy statement dated March 12, 2013, which we refer to as the proxy statement, and the accompanying supplement to the proxy statement, which we refer to as the proxy statement supplement.

Your vote is very important. The business combination agreement provides that the requisite MetroPCS stockholder approval of certain of the proposals is a condition to closing the transaction, as more fully described in the proxy statement under “Summary of the Business Combination Agreement—Conditions to Closing the Transaction.” Since a number of the proposals require a majority of all outstanding shares of MetroPCS common stock as of record date to vote for such proposals in order to be approved, a failure to vote has the same effect as a vote against the proposals.

Whether or not you plan to attend the special meeting, please read the proxy statement and the proxy statement supplement, and then cast your vote as instructed in your GREEN proxy card, as promptly as possible. Because the voting cut-off date varies by voting method, we encourage you to review your GREEN proxy card for when you must cast your vote in order for it to be counted at the special meeting and to cast your vote early. In any event, we encourage you to vote before the date of the special meeting or the voting cut-off date applicable to your chosen method of voting so that your shares will be represented and voted at the special meeting even if you cannot attend in person. We encourage you to cast your vote by using the telephone or Internet because it is easier and more efficient, will help us reduce our impact on the environment and will save MetroPCS printing and postage costs. In addition, valid proxies that have already been submitted will continue to be valid unless properly changed or revoked prior to the vote being take at the special meeting. If you have previously voted against the proposals, MetroPCS encourages you to reconsider your vote and to vote “FOR” the proposals as instructed in your GREEN proxy card.

We urge you to discard any white proxy cards, which previously were sent to you. If you previously submitted a proxy card and desire to change your vote as a result of the amendment, we urge you to cast your vote as instructed in your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any white proxy card. If you previously submitted a white proxy card, we encourage you to cast your vote using the GREEN proxy card, which will revoke your vote on the white proxy card.

Attached you will find a Notice of Special Meeting of Stockholders and the proxy statement supplement that contains further information about the transaction in light of the amendment and the special meeting. The information provided in the proxy statement continues to apply, except as described in this proxy statement supplement. To the extent information in this supplement differs from, updates or conflicts with information contained in the proxy statement, the information in this proxy statement supplement is the more current information and will supersede the information in the proxy statement. We urge you to carefully read the proxy statement supplement and the proxy statement in their entirety, including the annexes and information incorporated by reference and the matters discussed in the proxy statement under the section entitled “Risk Factors.” You may also find more information about MetroPCS in documents filed with the Securities and Exchange Commission as described in the proxy statement supplement under “Where You Can Find More Information.”

Thank you for your continued interest in and support of MetroPCS, and we look forward to seeing you on April 24, 2013.

Sincerely yours,

Roger D. Linquist

Chairman of the Board of Directors and Chief Executive Officer

Neither the United States Securities and Exchange Commission nor any state securities regulator has approved or disapproved the transaction or determined whether the proxy statement supplement or the proxy statement is truthful or complete. Any representation to the contrary is a criminal offense.

The accompanying proxy statement supplement is dated April 14, 2013 and is first being mailed to holders of MetroPCS common stock with the GREEN proxy card on or about April 14, 2013.

MetroPCS Communications, Inc.

2250 Lakeside Blvd.

Richardson, TX 75082

Telephone No. (214) 570-5800

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD ON APRIL 24, 2013

To the Stockholders of MetroPCS Communications, Inc.:

We will hold a special meeting of the stockholders of MetroPCS Communications, Inc., a Delaware corporation, which we refer to as MetroPCS, on April 24, 2013, at 8:00 a.m., local time, at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082, which we refer to as the special meeting. At the special meeting, our stockholders will vote on matters relating to the proposed combination of MetroPCS with T-Mobile USA, Inc., a Delaware corporation, which we refer to as T-Mobile. The combination of MetroPCS with T-Mobile will create a leading value wireless carrier in the United States, which will deliver an enhanced customer experience through a broader selection of affordable products and services, more network capacity and broader network coverage and a clear-cut technology path to one common long-term evolution network. We believe that the combined company will have the expanded scale, spectrum and financial resources to compete aggressively with the other larger U.S. wireless carriers. The board of directors of MetroPCS, which we refer to as the MetroPCS board, has unanimously approved and declared advisable the combination of MetroPCS with T-Mobile pursuant to and subject to the conditions set forth in the Business Combination Agreement, dated October 3, 2012, as previously amended, which we refer to as the original business combination agreement, as further amended by an amendment, dated April 14, 2013, which we refer to as the amendment, by and among Deutsche Telekom AG, an Aktiengesellschaft organized in Germany, which we refer to as Deutsche Telekom, T-Mobile Global Zwischenholding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Deutsche Telekom, which we refer to as Global, T-Mobile Global Holding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Global, which we refer to as Holding, T-Mobile, a direct wholly-owned subsidiary of Holding, and MetroPCS. We refer to the original business combination agreement, as amended by the amendment, as the business combination agreement, and we refer to the transactions contemplated by the business combination agreement, collectively, as the transaction.

The purpose of the special meeting is to allow MetroPCS stockholders to consider and vote upon the following proposals relating to the transaction:

(i)

a proposal to approve the issuance of MetroPCS common stock, which has a par value of $0.0001 per share prior to completion of the transaction and will have a par value of $0.00001 per share following the completion of the transaction, which we refer to as MetroPCS common stock, representing 74% of the fully-diluted shares of MetroPCS common stock outstanding immediately following the payment in cash, which we refer to as the cash payment, in an amount equal to $1.5 billion (or approximately $4.06 per share pre-reverse stock split (as defined below)), without interest, in the aggregate to the record holders of MetroPCS common stock immediately following the effective time of the reverse stock split (with the percentage ownership of fully-diluted shares of MetroPCS common stock as of such time of Holding or its designee and the MetroPCS stockholders and optionholders being calculated pursuant to the business combination agreement (1) under the treasury method based on the average closing price of a share of MetroPCS common stock on the New York Stock Exchange for the five full trading days immediately preceding the date the transaction is completed after taking into account the reverse stock split and the cash payment but before taking into account the subsequent cash-out of stock options, if any, in connection with the transaction and (2) on a grossed-up basis to take into account the number of shares of MetroPCS common stock so issued to Holding or its designee), to be made in connection with, and in order to give effect to, the transaction, which we refer to as the stock issuance proposal;

(ii)	a proposal to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS to effect the recapitalization, including the reverse stock split, which we refer to as the recapitalization proposal;

(iii)	a proposal to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS to declassify the MetroPCS board with all members of the MetroPCS board being elected annually, which we refer to as the declassification proposal;

(iv)	a proposal to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS to provide that, so long as Deutsche Telekom beneficially owns 10% or more of the outstanding combined company’s common stock, Deutsche Telekom will have the right to designate a number of individuals to the combined company’s board and any committees thereof equal to the percentage of the combined company’s common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on the combined company’s board, which we refer to as the Deutsche Telekom director designation proposal;

(v)	a proposal to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS to provide that any MetroPCS director (other than a director designated by Deutsche Telekom, who may not be removed without the prior written consent of Deutsche Telekom) may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of MetroPCS’ capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent, which we refer to as the director removal proposal;

(vi)	a proposal to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS to grant Deutsche Telekom approval rights with respect to the combined company’s ability to take certain actions without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of the combined company’s common stock, which we refer to as the Deutsche Telekom approvals proposal;

(vii)	a proposal to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS to provide that a special meeting of the combined company’s stockholders (a) may be called by the chairman of the combined company’s board or the combined company’s chief executive officer and (b) must be called by the combined company’s secretary at the request of (1) a majority of the combined company’s board or (2) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of combined company’s common stock, the holders of not less than 33-1/3% of the voting power of all of the outstanding voting stock of the combined company entitled to vote generally for the election of directors, which we refer to as the calling of stockholder meeting proposal;

(viii)	a proposal to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS to provide that, as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of the combined company’s common stock, any action required or permitted to be taken at any annual or special meeting of the combined company’s stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, which we refer to as the action by written consent proposal;

(ix)	a proposal to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS to provide that the combined company’s bylaws may be amended upon the affirmative vote of the holders of shares having a majority of the combined company’s voting power, which we refer to as the bylaw amendments proposal;

(x)	a proposal to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS to provide that the Fourth Amended and Restated Certificate of Incorporation and the internal affairs of the combined company will be governed by and interpreted under the laws of the State of Delaware and the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action brought on behalf of the combined company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the combined company to the combined company or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, the Fourth Amended and Restated Certificate of Incorporation or the new bylaws, or (d) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine, which we refer to as the governing law and exclusive forum proposal;

(xi)	a proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to MetroPCS’ named executive officers based on, or otherwise relating to, the transaction, which we refer to as the change in control payments proposal; and

(xii)	a proposal to approve the continuation, adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the stock issuance proposal and each new certificate of incorporation proposal, which we refer to as the adjournment proposal.

We refer to the recapitalization proposal, declassification proposal, Deutsche Telekom director designation proposal, director removal proposal, Deutsche Telekom approvals proposal, calling of stockholder meeting proposal, action by written consent proposal, bylaw amendments proposal and governing law and exclusive forum proposal collectively as the new certificate of incorporation proposals and each individually as a new certificate of incorporation proposal.

THE BUSINESS COMBINATION AGREEMENT PROVIDES THAT THE REQUISITE METROPCS STOCKHOLDER APPROVAL OF THE STOCK ISSUANCE PROPOSAL AND EACH NEW CERTIFICATE OF INCORPORATION PROPOSAL IS A CONDITION TO CLOSING THE TRANSACTION, AS MORE FULLY DESCRIBED IN THE PROXY STATEMENT OF METROPCS, DATED MARCH 12, 2013, WHICH WE REFER TO AS THE PROXY STATEMENT, UNDER “SUMMARY OF THE BUSINESS COMBINATION AGREEMENT—CONDITIONS TO CLOSING THE TRANSACTION.”

The only MetroPCS stockholder approvals required by the business combination agreement as a condition to closing are the stock issuance proposal and the new certificate of incorporation proposals. The change in control payments proposal is non-binding and advisory and the vote on such proposal will have no impact on whether the transaction is completed. In addition, even if the MetroPCS stockholders approve the stock issuance proposal and each new certificate of incorporation proposal, the transaction may not be completed if the other conditions to closing the transaction are not satisfied or, if allowed by applicable law, waived. We can give no assurance that the conditions to closing the transaction will be satisfied or so waived. If MetroPCS and Deutsche Telekom do not complete the transaction, MetroPCS will neither issue the stock or pay the pro rata portion of the cash payment contemplated by the stock issuance proposal nor amend and restate its certificate of incorporation as contemplated by the new certificate of incorporation proposals, notwithstanding that MetroPCS’ stockholders may have previously approved the proposals. Please refer to the proxy statement and the attached supplement to the proxy statement, which we refer to as the proxy statement supplement, for further information regarding the business to be transacted at the special meeting.

The MetroPCS board has established the close of business on March 11, 2013 as the record date for the special meeting, which we refer to as the record date. Only record holders of shares of MetroPCS common stock at the close of business on the record date are entitled to notice of, and to vote at, the special meeting and any continuations, adjournments or postponements of the special meeting. A list of these stockholders will be available for inspection by any MetroPCS stockholder, for any purpose germane to the special meeting, at the special meeting and for 10 days prior to the special meeting between the hours of 9:00 a.m. and 4:30 p.m., local time, at our principal executive offices at 2250 Lakeside Boulevard, Richardson, Texas 75082.

Your vote is very important to us. You may vote on the items to be considered at the special meeting in person, by mailing your GREEN proxy card, by voting over the Internet or by telephone as described on your GREEN proxy card, or by returning the voter information form provided by your bank, broker, custodian or other record holder. Please carefully review the instructions for the various voting options available to you detailed on your GREEN proxy card. If you have already voted you may revoke or change your prior vote by casting your vote as instructed in your GREEN proxy card. The last vote properly made before the vote is taken at the special meeting will be the only vote counted at the special meeting. If you have questions, please review our questions and answers about the special meeting and the voting options for additional information, including when you must vote, how to vote by proxy, how to revoke your proxy, how to change your vote, and how to vote your shares in person.

You also are cordially invited to attend the special meeting in person. Only stockholders with an admission ticket will be admitted to the special meeting. If you are a record holder of MetroPCS common stock, an admission ticket is attached to your GREEN proxy card. However, if you hold your shares of MetroPCS common stock through a bank, broker, custodian or other record holder, you should ask the bank, broker, custodian or other record holder that holds your shares to provide you with a legal proxy, a copy of your account statement, or a letter from the record holder confirming that you beneficially own or hold MetroPCS common stock as of the close of business on the record date. You also can obtain an admission ticket to the special meeting by presenting this legal proxy, or confirming documentation of your account from your bank, broker, custodian or other record holder, at the special meeting. All stockholders will be required to show a valid, government-issued, picture identification that matches the name on the admission ticket or legal proxy or confirming documentation from your bank, broker, custodian or other record holder before being admitted to the special meeting.

Your vote matters and you are encouraged to vote. Whether or not you attend the special meeting in person, you are urged to mark, date and sign the enclosed GREEN proxy card and return it to MetroPCS or use an alternate voting option described on your GREEN proxy card before the special meeting to ensure your shares are voted. We encourage you to vote electronically by using the Internet or to vote by telephone because it is easy and efficient and will help us reduce our impact on the environment and reduce the costs associated with the postage and distribution of these materials. In addition, valid proxies that have already been submitted will continue to be valid unless properly changed or revoked prior to the vote being take at the special meeting. If you have previously voted against the proposals, MetroPCS encourages you to reconsider your vote and to vote “FOR” the proposals as instructed in your GREEN proxy card.

We urge you to discard any white proxy cards, which previously were sent to you. If you previously submitted a proxy card and desire to change your vote as a result of the amendment, we urge you to cast your vote as instructed in your GREEN proxy card, which will revoke any earlier dated proxy card that you submitted, including any white proxy card.

After careful consideration, the MetroPCS board, acting upon the recommendation of the special committee of the MetroPCS board, which was established in connection with MetroPCS’ consideration of the transaction, unanimously recommends that you vote “FOR” the stock issuance proposal, “FOR” each new certificate of incorporation proposal, “FOR” the change in control payments proposal, and “FOR” the adjournment proposal.

If you have any questions concerning the transaction, the proposals, the proxy statement or the attached proxy statement supplement or would like additional copies, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, NY 10016

Call Collect: (212) 929-5500

Toll Free: (800) 322-2885

email: proxy@mackenziepartners.com

By Order of the Board of Directors:

Roger D. Linquist
Chairman of the Board and Chief
Executive Officer

Richardson, Texas

April 14, 2013

INTRODUCTION

This proxy statement is being sent to you because we have amended the terms of the proposed combination of MetroPCS Communications, Inc., a Delaware corporation, which we refer to as MetroPCS, with T-Mobile USA, Inc., a Delaware corporation, which we refer to as T-Mobile, pursuant to the Business Combination Agreement, dated October 3, 2012, as previously amended, which we refer to as the original business combination agreement, by and among Deutsche Telekom AG, an Aktiengesellschaft organized in Germany, which we refer to as Deutsche Telekom, T-Mobile Global Zwischenholding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Deutsche Telekom, which we refer to as Global, T-Mobile Global Holding GmbH, a Gesellschaft mit beschränkter Haftung organized in Germany and a direct wholly-owned subsidiary of Global, which we refer to as Holding, T-Mobile, a direct wholly-owned subsidiary of Holding, and MetroPCS.

On April 14, 2013, the parties entered into an amendment to the business combination agreement, which we refer to as the amendment, to (i) reduce the principal amount of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by $3.8 billion, (ii) reduce the interest rate of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by 50 basis points, and (iii) extend the lock-up period on sales to the public following the closing of the transaction of shares of common stock of the combined company held by Deutsche Telekom from six months to eighteen months, subject to certain exceptions. As a result of the debt reduction, Deutsche Telekom will receive five series of senior unsecured notes having interest rates that will remain constant through maturity, and five series of senior unsecured notes having interest rates that will be re-priced two years (in the case of the six and seven year tenor series), two and a half years (in the case of the eight and nine year series) or three years (in the case of the ten year series) after the issue date thereof. The notes will have maturities that range from six to ten years, and each series will be in a principal amount of $1.25 billion, except that each of the two series of notes with a maturity of ten years will be in a principal amount of $600 million. In addition, the amendment provides that for purposes of determining the reference yield described in Exhibit F of the business combination agreement for any notes issued to Deutsche Telekom in connection with determining the interest rates thereof, if such notes have not been rated by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, then such notes shall be deemed to have the same rating as MetroPCS’ 6.625% Senior Notes due 2023, or, if the 6.625% Senior Notes due 2023 are not rated or outstanding, certain other notes of the issuer. We refer to the original business combination agreement, as amended by the amendment, as the business combination agreement, and we refer to the transactions contemplated by the business combination agreement, collectively, as the transaction.

On or about March 12, 2013, we mailed to you a proxy statement, which we refer to as the proxy statement, relating to a special meeting of the stockholders, which we refer to as the special meeting, of MetroPCS, originally scheduled to be held on April 12, 2013, to consider and vote on matters relating to the original business combination agreement. On April 10, 2013, we postponed the date of the special meeting to provide the MetroPCS stockholders with time to consider and evaluate the transaction in light of the improved terms agreed upon in the amendment. The special meeting will now be held on April 24, 2013, at 8:00 a.m., local time, at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082.

The attached supplement to the proxy statement, which we refer to as the proxy statement supplement, contains further information about the amendment and the special meeting. The information provided in the proxy statement continues to apply, except as described in this proxy statement supplement. To the extent information in this proxy statement supplement differs from, updates or conflicts with information contained in the proxy statement, the information in the proxy statement supplement is the more current information and will supersede the information in the proxy statement. We urge you to carefully read the proxy statement supplement and the proxy statement in their entirety, including the annexes and information incorporated by reference and the matters discussed in the proxy statement under the section entitled “Risk Factors.” You may also find more information about MetroPCS in documents filed with the Securities and Exchange Commission as described in the proxy statement supplement under “Where You Can Find More Information.” Each term used but not defined in this proxy statement supplement shall have the meaning given to such term in the proxy statement.

ADDITIONAL INFORMATION

This proxy statement supplement and the proxy statement incorporate by reference important business and financial information about MetroPCS from documents that are not included in or delivered with this proxy statement supplement or the proxy statement. You may obtain additional copies of this proxy statement supplement, the proxy statement and documents that are incorporated by reference in this proxy statement supplement and the proxy statement, without charge, on MetroPCS’ website at www.metropcs.com under the “About Us” tab, then selecting the “Investor Relations” tab and then selecting “SEC Filings and Reports,” or by requesting them in writing or by telephone from MetroPCS at the following address and telephone number:

Investor Relations

MetroPCS Communications, Inc.

2250 Lakeside Boulevard

Richardson, Texas 75082

Telephone No. (214) 570-4641

or

Email: investor_relations@metropcs.com

You may also request additional copies from our proxy solicitor, MacKenzie Partners, Inc., using the following contact information:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call Collect (212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

In order to receive timely delivery of requested documents in advance of the special meeting, you should make any written or telephonic requests by no later than the close of business Eastern Daylight Time, which we refer to as EDT, on April 18, 2013. A copy of all such requested documents will be mailed by first class mail, without charge, upon written or oral request, on or before the business day following our receipt of such request.

Please note that copies of the documents provided to you will not include exhibits to the documents, unless the exhibits are specifically incorporated by reference in the documents, this proxy statement supplement or the proxy statement.

You can find additional business and financial information about MetroPCS in reports and documents previously filed with the U.S. Securities and Exchange Commission, which we refer to as the SEC. This information is available to you without charge at the SEC’s website at http://www.sec.gov. In addition, you may also obtain these reports and documents, without charge, on MetroPCS’ website at www.metropcs.com under the “About Us” tab, then selecting the “Investor Relations” tab and then selecting “SEC Filings and Reports.” Our website address is provided as an inactive textual reference only. Neither the information provided on our website nor the information provided on the SEC’s website is part of this proxy statement supplement or the proxy statement, and no such information is incorporated herein or therein by reference unless specifically stated herein or therein.

See the section entitled “Where You Can Find More Information” for more information about the reports and documents previously filed by MetroPCS with the SEC and incorporated herein by reference.

ADDITIONAL QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING, THE  TRANSACTION

AND THE BUSINESS COMBINATION AGREEMENT

The following questions and answers are intended to address briefly some commonly asked questions regarding this proxy statement supplement and the amendment to the business combination agreement. These questions and answers may not address all questions that may be important to you as a MetroPCS stockholder. Please refer to the more detailed information contained elsewhere in this proxy statement supplement, the proxy statement, the annexes to this proxy statement supplement and the proxy statement, and the documents referred to in this proxy statement supplement and the proxy statement, which you should read carefully and in their entirety. You may obtain the information incorporated by reference in this proxy statement supplement and the proxy statement without charge by following the instructions under the section entitled “Where You Can Find More Information.” Unless otherwise stated, as used in this proxy statement supplement, the terms “we,” “our,” “ours,” “us” and “MetroPCS” refer to MetroPCS Communications, Inc., a Delaware corporation, and its subsidiaries, and the term “combined company” refers to MetroPCS after the completion of the transaction.

Q.	Why am I receiving this proxy statement supplement?

A.    We are furnishing this proxy statement supplement because, on April 14, 2013, the parties entered into the amendment to the original business combination agreement. This proxy statement supplement contains information about the amendment, the transaction in light of the amendment and the special meeting and updates the proxy statement which was previously mailed to you on or about March 12, 2013.

Q.	What is the effect of the amendment?

A.    The amendment amends and improves the terms of the original business combination agreement to (i) reduce the principal amount of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by $3.8 billion, (ii) reduce the interest rate of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by 50 basis points, and (iii) extend the lock-up period on sales to the public following the closing of the transaction of shares of common stock of the combined company held by Deutsche Telekom from six months to eighteen months, subject to certain exceptions. As a result of the debt reduction, Deutsche Telekom will receive five series of senior unsecured notes having interest rates that will remain constant through maturity, and five series of senior unsecured notes having interest rates that will be re-priced two years (in the case of the six and seven year tenor series), two and a half years (in the case of the eight and nine year tenor series) or three years (in the case of the ten year tenor series) after the issue date thereof. The notes will have maturities that range from six to ten years, and each series will be in a principal amount of $1.25 billion, except that each of the two series of notes with a maturity of ten years will be in a principal amount of $600 million. In addition, the amendment provides that for purposes of determining the reference yield described in Exhibit F of the business combination agreement for any notes issued to Deutsche Telekom in connection with determining the interest rates thereof, if such notes have not been rated by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, then such notes shall be deemed to have the same rating as MetroPCS’ 6.625% Senior Notes due 2023, or, if the 6.625% Senior Notes due 2023 are not rated or outstanding, certain other notes of the issuer. See Annex A to this proxy statement supplement for the complete terms of the amendment.

Q.	Has the transaction otherwise changed?

A.    No. Other than as set forth in the amendment, the terms of the transaction have not changed. Pursuant to the terms and subject to the conditions set forth in the business combination agreement, including receipt of the required MetroPCS stockholder approval of certain of the proposals described in the proxy statement, MetroPCS will:

(i)	effect a recapitalization that includes a reverse stock split, which we refer to as the reverse stock split, of the MetroPCS common stock, pursuant to which each share of MetroPCS common stock outstanding as of the effective time of the reverse stock split, which we refer to as the effective time, will represent thereafter one-half of a share of MetroPCS common stock;

(ii)	as part of the recapitalization, make a payment in cash, which we refer to as the cash payment, in an amount equal to $1.5 billion (or approximately $4.06 per share pre-reverse stock split), without interest, in the aggregate to the record holders of MetroPCS common stock immediately following the effective time; and

(iii)	immediately following the cash payment, issue and deliver to Holding or its designee shares of MetroPCS common stock equal to 74% of the fully-diluted shares of MetroPCS common stock outstanding immediately following the cash payment (with the percentage ownership of fully-diluted shares of MetroPCS common stock as of such time of Holding or its designee and the MetroPCS stockholders and optionholders being calculated for all purposes in the proxy statement pursuant to the business combination agreement (1) under the treasury method based on the average closing price of a share of MetroPCS common stock on the New York Stock Exchange for the five full trading days immediately preceding the date the transaction is completed after taking into account the reverse stock split and the cash payment but before taking into account the subsequent cash-out of stock options, if any, in connection with the transaction and (2) on a grossed-up basis to take into account the number of shares of MetroPCS common stock so issued to Holding or its designee), which we refer to as the MetroPCS stock issuance, and Holding will deliver to MetroPCS all of the shares of capital stock of T-Mobile, which we refer to as the T-Mobile shares.

In addition, unless otherwise agreed to by the parties, on the business day immediately following the closing of the transaction, MetroPCS, Inc., a direct wholly-owned subsidiary of MetroPCS, will merge with and into its direct wholly-owned subsidiary MetroPCS Wireless, Inc., which we refer to as Wireless, with Wireless continuing as the surviving entity and, immediately thereafter, Wireless will merge with and into T-Mobile, with T-Mobile continuing as the surviving entity, which we refer to as the mergers. In this proxy statement supplement, we refer to the reverse stock split, the cash payment, the MetroPCS stock issuance, the mergers and the other transactions contemplated by the business combination agreement, collectively, as the transaction.

Q.	Does the amendment change the pro-rata portion of the cash payment or the amount of equity I will receive if the transaction is completed?

A.    No. Pursuant to the business combination agreement, the record holders of MetroPCS common stock immediately following the effective time will continue to receive a pro-rata portion of the one-time aggregate cash payment of $1.5 billion, or approximately $4.06 per share pre-reverse stock split, as part of the recapitalization. Also, upon completion of the transaction, MetroPCS stockholders and optionholders immediately prior to the completion of the transaction collectively will own 26% of the combined company on a fully-diluted basis.

Q.	Has the purpose of the special meeting changed?

A.    No. The purpose of the special meeting still is to vote upon the following proposals:

The stock issuance proposal: A proposal to approve the MetroPCS stock issuance to be made in connection with, and in order to give effect to, the transaction.

The new certificate of incorporation proposals: Proposals to approve the Fourth Amended and Restated Certificate of Incorporation of MetroPCS, which we refer to as the new certificate of incorporation, pursuant to, and required by, the business combination agreement to:

•	effect the recapitalization, including the reverse stock split, which we refer to as the recapitalization proposal;

•	declassify the MetroPCS board with all members of the MetroPCS board being elected annually, which we refer to as the declassification proposal;

•

provide that, so long as Deutsche Telekom beneficially owns 10% or more of the outstanding combined company’s common stock, Deutsche Telekom will have the right to designate a number of individuals to the combined company’s board and any committees thereof equal to the percentage of the combined company’s common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on the combined company’s board, which we refer to as the Deutsche Telekom director designation proposal;

•

provide that any MetroPCS director (other than a director designated by Deutsche Telekom, who may not be removed without the prior written consent of Deutsche Telekom) may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of MetroPCS’ capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent, which we refer to as the director removal proposal;

•

grant Deutsche Telekom approval rights with respect to the combined company’s ability to take certain actions without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of the combined company’s common stock, which we refer to as the Deutsche Telekom approvals proposal;

•

provide that a special meeting of the combined company’s stockholders (a) may be called by the chairman of the combined company’s board or the combined company’s chief executive officer and (b) must be called by the combined company’s secretary at the request of (1) a majority of the combined company’s board or (2) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of combined company’s common stock, the holders of not less than 33-1/3% of the voting power of all of the outstanding voting stock of the combined company entitled to vote generally for the election of directors, which we refer to as the calling of stockholder meeting proposal;

•

provide that, as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of the combined company’s common stock, any action required or permitted to be taken at any annual or special meeting of the combined company’s stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted, which we refer to as the action by written consent proposal;

•

provide that the combined company’s bylaws may be amended upon the affirmative vote of the holders of shares having a majority of the combined company’s voting power, which we refer to as the bylaw amendments proposal; and

•

provide that the Fourth Amended and Restated Certificate of Incorporation and the internal affairs of the combined company will be governed by and interpreted under the laws of the State of Delaware and the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action brought on behalf of the combined company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the combined company to the combined company or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the General Corporation Law of the State of Delaware, which we refer to as the DGCL, the Fourth Amended and Restated Certificate of Incorporation or the new bylaws, or (d) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine, which we refer to as the governing law and exclusive forum proposal.

We refer to the recapitalization proposal, declassification proposal, Deutsche Telekom director designation proposal, director removal proposal, Deutsche Telekom approvals proposal, calling of stockholder meeting proposal, action by written consent proposal, bylaw amendments proposal and governing law and exclusive forum proposal collectively as the new certificate of incorporation proposals and each individually as a new certificate of incorporation proposal. The business combination agreement provides that the requisite

MetroPCS stockholder approval of the stock issuance proposal and each new certificate of incorporation proposal is a condition to closing the transaction, as more fully described in the proxy statement under “Summary of the Business Combination Agreement—Conditions to Closing the Transaction.”

The change in control payments proposal: A proposal to approve, on a non-binding, advisory basis, the compensation that may be paid or become payable to MetroPCS’ named executive officers based on or otherwise relating to the transaction, which we refer to as the change in control payments.

The adjournment proposal: A proposal to approve the continuation, adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the stock issuance proposal and each new certificate of incorporation proposal.

THE BUSINESS COMBINATION AGREEMENT PROVIDES THAT THE REQUISITE METROPCS STOCKHOLDER APPROVAL OF THE STOCK ISSUANCE PROPOSAL AND EACH NEW CERTIFICATE OF INCORPORATION PROPOSAL IS A CONDITION TO CLOSING THE TRANSACTION, AS MORE FULLY DESCRIBED IN THE PROXY STATEMENT UNDER “SUMMARY OF THE BUSINESS COMBINATION AGREEMENT—CONDITIONS TO CLOSING THE TRANSACTION.”

The only MetroPCS stockholder approvals that are conditions to the closing of the transaction are the stock issuance proposal and each new certificate of incorporation proposal. The change in control payments proposal is non-binding and advisory and the vote on such proposal will have no impact on whether the transaction is completed. In addition, even if the MetroPCS stockholders approve the stock issuance proposal and each new certificate of incorporation proposal, the transaction may not be completed if the other conditions to closing the transaction are not satisfied or, if allowed by applicable law, waived. We can give no assurance that the conditions to closing the transaction will be satisfied or so waived.

Q.	How does the MetroPCS board recommend that I vote?

A.    After careful consideration, the MetroPCS board, acting upon the recommendation of a special committee of the MetroPCS board established in connection with MetroPCS’ consideration of the transaction, which we refer to as the special committee, continues to recommend that you vote as follows:

Proposal	Recommended Vote

Stock Issuance Proposal (Item 1)	“FOR” the stock issuance to be made in connection with, and in order to give effect to, the transaction

Recapitalization Proposal (Item 2)	“FOR” the changes to our certificate of incorporation pursuant to the business combination agreement to effect the recapitalization, including the reverse stock split

Declassification Proposal (Item 3)	“FOR” the changes to our certificate of incorporation pursuant to the business combination agreement to declassify the MetroPCS board with all members of the MetroPCS board being elected annually

Proposal	Recommended Vote

Deutsche Telekom Director Designation Proposal (Item 4)

“FOR”

the changes to our certificate of incorporation pursuant to the business combination agreement to provide that, so long as Deutsche Telekom beneficially owns 10% or more of the outstanding combined company’s common stock, Deutsche Telekom will have the right to designate a number of individuals to the combined company’s board and any committees thereof equal to the percentage of the combined company’s common stock beneficially owned by Deutsche Telekom multiplied by the number of directors on the combined company’s board

Director Removal Proposal (Item 5)

“FOR”

the changes to our certificate of incorporation pursuant to the business combination agreement to provide that any MetroPCS director (other than a director designated by Deutsche Telekom, who may not be removed without the prior written consent of Deutsche Telekom) may be removed from office at any time, with or without cause, by the affirmative vote of the holders of at least a majority of the voting power of all of the outstanding shares of MetroPCS’ capital stock entitled to elect such director, voting separately as a class, at a duly organized meeting of stockholders or by written consent

Deutsche Telekom Approvals Proposal (Item 6)

“FOR”

the changes to our certificate of incorporation pursuant to the business combination agreement to grant Deutsche Telekom approval rights with respect to the combined company’s ability to take certain actions without Deutsche Telekom’s prior written consent as long as Deutsche Telekom beneficially owns 30% or more of the outstanding shares of the combined company’s common stock

Calling of Stockholder Meeting Proposal (Item 7)

“FOR”

the changes to our certificate of incorporation pursuant to the business combination agreement to provide that a special meeting of the combined company’s stockholders (a) may be called by the chairman of the combined company’s board or the combined company’s chief executive officer and (b) must be called by the combined company’s secretary at the request of (1) a majority of the combined company’s board or (2) as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of combined company’s common stock, the holders of not less than 33-1/3% of the voting power of all of the outstanding voting stock of the combined company entitled to vote generally for the election of directors

Proposal	Recommended Vote

Action by Written Consent Proposal (Item 8)

“FOR”

the changes to our certificate of incorporation pursuant to the business combination agreement to provide that, as long as Deutsche Telekom beneficially owns 25% or more of the outstanding shares of the combined company’s common stock, any action required or permitted to be taken at any annual or special meeting of the combined company’s stockholders may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing setting forth the action so taken is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted

Bylaw Amendments Proposal (Item 9)

“FOR”

the changes to our certificate of incorporation pursuant to the business combination agreement to provide that the combined company’s bylaws may be amended upon the affirmative vote of the holders of shares having a majority of the combined company’s voting power

Governing Law and Exclusive Forum Proposal (Item 10)

“FOR”

the changes to our certificate of incorporation pursuant to the business combination agreement to provide that the Fourth Amended and Restated Certificate of Incorporation and the internal affairs of the combined company will be governed by and interpreted under the laws of the State of Delaware and the Court of Chancery of the State of Delaware will be the sole and exclusive forum for (a) any derivative action brought on behalf of the combined company, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the combined company to the combined company or its stockholders, (c) any action asserting a claim arising pursuant to any provision of the DGCL, the Fourth Amended and Restated Certificate of Incorporation or the new bylaws, or (d) any other action asserting a claim arising under, in connection with, and governed by the internal affairs doctrine

Change in Control Payments Proposal (Item 11)	“FOR” the approval, on a non-binding, advisory basis, of the compensation that may be paid or may become payable to MetroPCS’ named executive officers based on or otherwise relating to the transaction

Adjournment Proposal (Item 12)

“FOR”

the continuation, adjournment or postponement of the special meeting, if necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the stock issuance proposal and each new certificate of incorporation proposal

Q.	When and where will the special meeting be held?

A.    The originally scheduled special meeting has been postponed to provide the MetroPCS stockholders with time to consider and evaluate the transaction in light of the amendment. The special meeting will now be held on April 24, 2013, at 8:00 a.m., local time, at the Eisemann Center located at 2351 Performance Drive, Richardson, Texas 75082.

Q.	Who is entitled to vote at the special meeting?

A.    Record holders of shares of MetroPCS common stock at the close of business on March 11, 2013, which we refer to as the record date, are entitled to notice of, and to vote at, the special meeting and any continuations, adjournments or postponements of the special meeting.

Q.	How do I vote?

A.    You may vote in the following ways:

By Internet. You may go to www.voteproxy.com, available 24 hours a day, 7 days a week, and follow the on-screen instructions. You will need to have your GREEN proxy card, which is provided with this proxy statement supplement, available and use the MetroPCS number and account number shown on your GREEN proxy card to cast your vote. This method of voting will be available until 11:59 p.m. EDT on April 23, 2013 or, if the special meeting is continued, adjourned or postponed, until 11:59 p.m. EDT on the day immediately before such continued, adjourned or postponed meeting. Internet voting procedures are designed to authenticate holders’ identities, to allow them to vote their shares and to confirm that their voting instructions have been properly recorded.

By Mail. You may vote in writing using the GREEN proxy card, either through direct submission to MetroPCS of your executed GREEN proxy card if you are the record holder of such shares on MetroPCS’ stock register, or through execution of your GREEN proxy card returned to the bank, broker, custodian or other record holder of your MetroPCS common stock for submission to MetroPCS. In either circumstance, you should sign your GREEN proxy card exactly in the same way as it appears on the card, date your GREEN proxy card and indicate your voting preference on each proposal. You should mail your GREEN proxy card in plenty of time to allow delivery prior to the special meeting. GREEN proxy cards received by MetroPCS after April 23, 2013 at 5:00 p.m. local time may not be considered unless the special meeting is continued, adjourned or postponed, and then only if received before the date and time the continued, adjourned or postponed special meeting is held.

By Telephone. You also may vote by telephone from the United States and Canada using the toll-free number on the GREEN proxy card and by following the procedures and instructions described on the GREEN proxy card. The telephone voting procedures are designed to authenticate holders’ identities, to allow them to vote their shares, and to confirm that their voting instructions have been properly recorded. Telephone voting will be considered at the special meeting if completed prior to 11:59 p.m. EDT on April 23, 2013 or, if the special meeting is continued, adjourned or postponed, until 11:59 p.m. EDT on the day immediately before such continued, adjourned or postponed special meeting.

In Person. You also may vote in person at the special meeting. See the section in the proxy statement entitled “Questions and Answers about the Special Meeting, the Transaction and the Business Combination Agreement—What do I need in order to attend the special meeting?”

If you hold MetroPCS common stock in street name through a bank, broker, custodian or other record holder, please follow the voting instructions provided by your bank, broker, custodian or other record holder to ensure that your shares are represented at the special meeting. MetroPCS stockholders that hold shares through a bank, broker, custodian or other record holder who wish to vote in person at the special meeting will need to obtain a “legal proxy” from their bank, broker, custodian or other record holder.

Q.	What do I need to do now?

A.    After carefully reading and considering all of the information contained in this proxy statement supplement and the proxy statement, please respond by completing, signing and dating the appropriate GREEN proxy card and returning it in the enclosed postage-paid envelope, or by submitting your voting instruction electronically via the Internet or by telephone, as soon as possible so that your shares of MetroPCS common stock may be represented and voted at the special meeting. In addition, you may also vote your shares in person at the special meeting. If you hold shares registered in the name of a bank, broker, custodian or other record holder, that bank, broker, custodian or other record holder has enclosed, or will provide, instructions for directing your bank, broker, custodian or other record holder how to vote those shares. Even if you plan to attend the special meeting in person, we encourage you to complete and submit your GREEN proxy card so that your vote can be counted.

Q.	How do I change my vote?

A.    You may change or revoke your proxy, including any proxy you may have given by submitting a white proxy card, at any time prior to the vote on the matters at the special meeting or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting. If you are a record holder of MetroPCS common stock, you may revoke your proxy at any time prior to the voting deadlines referred to in the section of the proxy statement entitled “Questions and Answers about the Special Meeting, the Transaction and the Business Combination Agreement—How do I vote?” by (1) delivering to MetroPCS’ Corporate Secretary at our principal executive office, located at 2250 Lakeside Boulevard, Richardson, Texas 75082, a written revocation that must be received by MetroPCS prior to the date and time of the special meeting, or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting, (2) submitting another valid proxy card, including a GREEN proxy card, with a later date by mail, (3) voting by submitting a proxy by telephone or Internet prior to the date and time of the special meeting, or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting, or (4) attending the special meeting in person and giving MetroPCS’ Inspector of Elections notice of your intent to vote your shares in person. If your shares are held in street name, you must contact the record holder of your MetroPCS common stock in order to revoke your proxy. If you intend to revoke your proxy, including any proxy you may have given by submitting a white proxy card, you must ensure that such revocation is received by MetroPCS’ Corporate Secretary prior to the date and time of the special meeting, or, if the special meeting is continued, adjourned or postponed, by the date and time of such continued, adjourned or postponed meeting. Any revocation received as of or after that date and time will not be effective. Attendance at the special meeting will not, by itself, revoke a proxy.

Only your last submitted proxy card will be considered. Please cast your vote “FOR” the proposals, following the instructions in your GREEN proxy card, as promptly as possible. You do not need to contact the person who sent you the white proxy card to revoke any previously granted proxy you may have given by submitting a white proxy card; your submission of your vote via the instructions in your GREEN proxy card is sufficient to revoke your white proxy card.

Stockholders who need assistance in changing their vote should contact MacKenzie Partners at 800-322-2885 (toll-free) or 212-929-5500 (call collect).

Q.	What if I submitted my vote using a white proxy card?

A.    If you previously submitted your vote using a white proxy card, we encourage you to cast your vote using the GREEN proxy card, which will revoke your vote on the white proxy card, at any time prior to the vote on the matters at the special meeting or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting.

Q.	Why is my vote important? What happens if I do not vote?

A.    Your vote is important because MetroPCS will not be able to complete the transaction without obtaining the necessary vote of the MetroPCS stockholders in favor of the stock issuance proposal and the new certificate of incorporation proposal. In addition, if you do not vote, it will be more difficult to obtain the necessary quorum or meet the requirement that the holders of a majority of the MetroPCS common stock outstanding on the record date vote on the stock issuance proposal.

Q.	What should I do if I have already voted?

A.    Valid proxies that have already been submitted will continue to be valid unless properly changed or revoked prior to the vote being taken at the special meeting. The record date of March 11, 2013 for the special meeting has not been changed. If you have already submitted a proxy and wish to change your vote, you may change or revoke your proxy, including any proxy you may have given by submitting a white proxy card, at any time prior to the vote on the matters at the special meeting or, if the special meeting is continued, adjourned or postponed, the date and time of such continued, adjourned or postponed meeting. If you have previously voted against the proposals, MetroPCS encourages you to reconsider your vote and to vote “FOR” the proposals as instructed in your GREEN proxy card.

Q.	Who can help answer my other questions?

A.    If you have any questions about the special meeting, the matters to be voted upon, including the transaction, or how to submit your proxy, or if you need additional copies of this proxy statement supplement, the proxy statement or the enclosed GREEN proxy card, you should contact MacKenzie at proxy@mackenziepartners.com (e-mail), call toll-free: (800) 322-2885 or call collect: (212) 929-5500.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement supplement and the documents referred to or incorporated by reference into this proxy statement supplement contain “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, which we refer to as the Securities Act, and Section 21E of the Exchange Act. Forward-looking statements are statements that are not statements of historical fact, including statements about beliefs, opinions and expectations. Forward-looking statements are based on, and include statements about, MetroPCS’, Deutsche Telekom’s, T-Mobile’s and the combined company’s plans, prospects, expected future financial condition, results of operations, cash flows, dividends and dividend plans, objectives, beliefs, financing plans, business strategies, budgets, goals, future events, future revenues or performance, financing needs, outcomes of litigation, projected costs, operating metrics, capital expenditures, competitive positions, acquisitions, investment opportunities, future debt levels, opportunities to de-leverage, future credit ratings, integration, cost savings, capital expenditures, synergies, growth opportunities, dispositions, plans and objectives of management for future operations and any other information that is not historical information. These statements generally can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “could,” “should,” “would,” “expect,” “plan,” “project,” “forecast,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “suggest,” “view,” “potential,” “pursue,” “target,” “continue” and similar expressions and variations. These statements are based on Deutsche Telekom’s, T-Mobile’s and MetroPCS’ intent, beliefs, opinions, expectations, and projections at the time such statements are made, and are not guarantees of future performance and are made only as of the date of this proxy statement supplement or the applicable documents incorporated herein by reference. These statements involve risks, uncertainties, assumptions and other factors that are difficult to predict and that could cause actual results to differ materially from those expressed in them or indicated by them. Factors that could cause these differences include the factors identified in the proxy statement under “Risk Factors,” as well as the following, among others:

•

the inability to have developed or to obtain handsets, equipment or software that our customers want, demand and expect or to have handsets, equipment or software serviced, updated, revised or maintained in a timely and cost-effective manner;

•

MetroPCS’ and T-Mobile’s and each of their competitors’ current and planned promotions and advertising, marketing, sales and other initiatives, including pricing decisions, entry into consolidation and alliance activities, and MetroPCS’ and T-Mobile’s ability to respond to and support them;

•

MetroPCS’ and T-Mobile’s ability to manage their networks to deliver the services, content, applications, service quality and speed their customers expect and demand and to maintain and increase the capacity of their networks and business systems to satisfy the demands of their customers and the demands placed by devices on their networks;

•	the highly competitive nature of the wireless broadband mobile industry and changes in the competitive landscape;

•	the effects of the transaction on dealers, retailers, vendors, suppliers, customers, content and application providers, MetroPCS equity and debt holders and MetroPCS and T-Mobile employees;

•	the ability of MetroPCS and T-Mobile to operate their respective businesses in light of the transaction and the covenants contained in the business combination agreement;

•	the diversion of management’s time and attention while the transaction is pending;

•

each of T-Mobile’s and MetroPCS’ plans and expectations relating to, without limitation, (i) its growth opportunities and competitive position; (ii) its products and services; (iii) its customer experience; (iv) its results of operations, including expected synergies, earnings and cash flows; (v) the impact of the transaction on its credit ratings; and (vi) integration matters;

•	the federal income tax consequences of the transaction and the enactment of additional state, federal, and/or foreign regulatory and tax laws and regulations;

•	expectations, intentions and outcomes relating to outstanding litigation, including securities, class action, derivative, patent and product safety claims, by or against third parties;

•

the possibility that the transaction is delayed or does not close, including due to the failure to receive the required MetroPCS stockholder approvals necessary to satisfy the closing conditions, along with satisfaction or waiver of other closing conditions, pursuant to the business combination agreement;

•	alternative acquisition proposals that could delay completion of the transaction or divert management’s time and attention from the transaction;

•

T-Mobile’s and MetroPCS’ ability to successfully integrate their businesses and realize the expected spectrum, cost and capital expenditure savings and synergies and other benefits from the transaction;

•	changes in economic, business, competitive, technological and/or regulatory factors, including the passage of legislation or action by governmental or regulatory entities to block the transaction;

•	any changes in the regulatory environment in which MetroPCS or T-Mobile operates, including any change or increase in restrictions on MetroPCS’ or T-Mobile’s ability to operate its networks;

•

terminations of, or limitations imposed on, MetroPCS’ or T-Mobile’s business by, contracts entered into by either MetroPCS or T-Mobile, or the effect of provisions with respect to change in control, exclusivity, commitments or minimum purchase amounts contained in such contracts;

•	the impact of economic conditions on MetroPCS’ and T-Mobile’s business plans, strategies and stock prices;

•	the impact on MetroPCS’ and T-Mobile’s networks and businesses from major equipment failures and security breaches related to the network or customer information;

•	the ability to obtain financing on terms favorable to MetroPCS and T-Mobile;

•	the impact of public and private regulations;

•

possible disruptions or intrusions of MetroPCS’ or T-Mobile’s network, billing, operational support and customer care systems that may limit or disrupt their ability to provide service, or which may cause disclosure or improper use of customers’ information and associated harm to MetroPCS’ or T-Mobile’s customers, systems, reputation and goodwill;

•	MetroPCS’ and T-Mobile’s continued ability to offer a diverse portfolio of wireless devices, some on an exclusive basis;

•	MetroPCS’ and T-Mobile’s ability to obtain and continue to obtain roaming on terms that are reasonable;

•	severe weather conditions, natural disasters, energy shortages, wars or terrorist attacks, and any resulting financial impact not covered by insurance;

•	disruptions of MetroPCS’ and/or T-Mobile’s key suppliers’ provisioning of products, services, content or applications;

•	fluctuations in interest and exchange rates;

•	significant increases in benefit plan costs or lower investment returns on plan assets;

•	material adverse changes in labor matters, including labor negotiations or additional organizing activity, and any resulting financial and/or operational impact;

•	the diversion of management’s time and attention to litigation relating to the transaction;

•

write-offs in connection with the transaction, or changes in MetroPCS’ and/or T-Mobile’s accounting assumptions that regulatory agencies, including the SEC, may require or that result from changes in the accounting rules or their application, which could result in an impact on earnings;

•	the significant capital commitments of MetroPCS and T-Mobile;

•	MetroPCS’ and T-Mobile’s ability to remain focused and keep all employees focused on the business during the pendency of the transaction;

•

the current economic environment in the United States; disruptions to the credit and financial markets in the United States; and the impact of the economy on consumer demand and fluctuations in consumer demand generally for the products and services to be provided as a result of the transaction;

•	MetroPCS’ and T-Mobile’s ability to manage their respective growth, achieve planned growth, manage churn rates, maintain their respective cost structures and achieve additional economies of scale;

•	MetroPCS’ and T-Mobile’s ability to negotiate and maintain acceptable agreements with their respective suppliers and vendors, including obtaining roaming on reasonable terms;

•	the seasonality of MetroPCS’ and T-Mobile’s respective businesses and any failure to have strong customer growth in the first and fourth quarters;

•

the rates, nature, collectability and applicability of taxes and regulatory fees on the services MetroPCS and T-Mobile provide and increases or changes in taxes and regulatory fees or the services to, or the manner in, which such taxes and fees are applied, calculated, or collected;

•	the rapid technological changes in our industry and MetroPCS’ and T-Mobile’s ability to adapt, respond and deploy new technologies and successfully offer new services using such new technology;

•

MetroPCS’ and T-Mobile’s ability to fulfill the demands and expectations of their customers, provide the customer care such customers want, expect, or demand and secure the products, services, applications, content and network infrastructure equipment each of MetroPCS and T-Mobile needs, or which their customers or their potential customers want, expect or demand;

•	the availability of additional spectrum and MetroPCS’ and T-Mobile’s ability to secure additional spectrum, or secure it at acceptable prices, when they need it;

•	MetroPCS’ and T-Mobile’s ability to adequately defend against suits filed by others and to enforce or protect their intellectual property rights;

•

MetroPCS’ and T-Mobile’s, as well as the combined company’s, capital structure, including the indebtedness amounts of each, the limitations imposed by the covenants in the documents governing the indebtedness of each and the maintenance of the financial and disclosure controls and procedures of each;

•	MetroPCS’ and T-Mobile’s ability to attract and retain key members of management and train personnel;

•	MetroPCS’ and T-Mobile’s ability to retain and grow its indirect distribution channels for its products and services;

•

MetroPCS’ and T-Mobile’s reliance on third parties to provide distribution, products, software content and services that are integral, used in or sold by their respective businesses and the ability of their respective suppliers to perform, develop and timely provide each of them with technological developments, products and services that each of them needs to remain competitive; and

•	governmental regulation affecting MetroPCS’ and T-Mobile’s services and changes in government regulation, and the costs of compliance and the failure to comply with such regulations.

MetroPCS cautions that the foregoing list of factors is not exclusive. Additional information concerning these and other risk factors is contained in MetroPCS’ Annual Report on Form 10-K for the year ended

December 31, 2012. All subsequent written and oral forward-looking statements concerning MetroPCS, Deutsche Telekom, T-Mobile, the transaction or other matters attributable to MetroPCS, Deutsche Telekom, or T-Mobile or any person acting on their behalf are expressly qualified in their entirety by the cautionary statements above. Forward-looking statements herein or in documents incorporated herein by reference speak only as of the date of this proxy statement supplement or the applicable document incorporated herein by reference (or such earlier date as may be specified therein), as applicable, are based on current assumptions and expectations or assumptions and expectations as of the date of the document incorporated herein by reference, and are subject to the factors above, among other things, and involve risks, uncertainties, events, circumstances, uncertainties and assumptions, many of which are beyond our ability to control or predict. You should not place undue reliance on these forward-looking statements. MetroPCS does not intend to, and does not undertake an obligation to, update these forward-looking statements in the future to reflect future events or circumstances, except as required by applicable securities laws and regulations. For more information, see the section entitled “Where You Can Find More Information.” The results presented for any period may not be reflective of results for any subsequent period.

You should carefully read and consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf, and all future written and oral forward-looking statements attributable to MetroPCS, Deutsche Telekom, T-Mobile, the combined company, the transaction or any other matters, are expressly qualified in their entirety by the foregoing cautionary statements.

UPDATE TO THE TRANSACTION

Background of the Transaction

The proxy statement describes the background of the transaction up to and including October 3, 2012, the date the business combination agreement was announced in a joint press release of the parties. The discussion below supplements that description up to and including the date of this supplement. For litigation developments subsequent to the date of the proxy statement, see “Litigation Related to the Transaction.”

On January 30, 2013, one of MetroPCS’ stockholders, P. Schoenfeld Asset Management, which we refer to as PSAM, delivered to MetroPCS a letter indicating that it did not support the transaction on the terms and conditions agreed upon by the parties on October 3, 2012.

On February 14, 2013, one of MetroPCS’ largest stockholders, Paulson & Co., which we refer to as Paulson, publicly stated that it was considering opposing the transaction.

On February 28, 2013, Paulson delivered to MetroPCS a letter indicating that it intended to vote against the proposed combination. Since that time, both PSAM and Paulson issued a number of public statements opposing the transaction and encouraging MetroPCS stockholders to vote against the proposals.

During that time, MetroPCS issued several public statements recommending that MetroPCS stockholders vote for the transaction, highlighting the significant benefits to MetroPCS stockholders of the proposed combination and addressing statements by PSAM and Paulson regarding the proposed combination with which MetroPCS disagreed. On March 12, 2013, MetroPCS began mailing to its stockholders of record as of the close of business on the record date a definitive proxy statement relating to a special meeting of its stockholders to take place on Friday, April 12, 2013. Following the mailing of the definitive proxy statement, MetroPCS and its representatives began contacting and attending in person meetings with MetroPCS stockholders to solicit proxies in favor of the proposals.

Shortly thereafter, PSAM began mailing to certain MetroPCS stockholders of record as of the close of business on the record date a definitive proxy statement soliciting proxies against the proposals. Following PSAM’s mailing of its definitive proxy statement, MetroPCS and its representatives continued contacting MetroPCS stockholders to solicit proxies in favor of the proposals. On March 18, 2013 MetroPCS filed an investor presentation with the SEC in connection with the transaction and subsequently met with one of the leading independent U.S. proxy advisory firms, Institutional Shareholder Services Inc., to discuss the benefits of the proposed transaction.

On March 27, 2013 and March 28, 2013, respectively, Institutional Shareholder Services Inc. and Glass Lewis & Co., two of the leading independent U.S. proxy advisory firms, recommended that MetroPCS’ stockholders vote against the proposals.

On April 5, 2013, members of MetroPCS’ board and management met with PSAM and Paulson to discuss the proposed transaction. PSAM and Paulson indicated that they continued to oppose the transaction on the terms and conditions of the original business combination agreement.

During the week of April 8, 2013, MetroPCS’ representatives advised MetroPCS’ board and management that the stockholders were unlikely to approve the proposals on the then-existing terms and conditions of the transaction.

On April 10, 2013, Deutsche Telekom delivered to the MetroPCS board a proposal for amending the business combination agreement to (i) reduce the principal amount of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by $3.8 billion, (ii) reduce the interest rate of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by 50 basis points, and (iii) extend the lock-up period on sales to the public following the closing of the transaction of shares of common stock of the combined company held by Deutsche Telekom from six months to eighteen months, subject to certain exceptions. In addition, the proposal provided that for purposes of determining the reference yield described in Exhibit F of the business combination agreement for any notes issued to Deutsche Telekom in connection with determining the interest rates thereof, if such notes have not been rated by either Moody’s Investors Service, Inc. or Standard & Poor’s Corporation, then such notes shall be deemed to have the same rating as MetroPCS’ 6.625% Senior Notes due 2023, or, if the 6.625% Senior Notes due 2023 are not rated or outstanding, certain other notes of the issuer. On the same day, Deutsche Telekom delivered to MetroPCS a draft of an amendment to the original business combination agreement reflecting the improved terms of Deutsche Telekom’s proposal.

Later on April 10, 2013, MetroPCS issued a press release postponing the date of the special meeting to April 24, 2013.

On April 11, 2013, Paulson issued a press release that stated that “while Paulson needs to review the revised proxy statement before making a final decision, Paulson intends to vote for the merger as structured.” Later that day, PSAM issued a press release that stated that “subject to reviewing the revised proxy materials it will withdraw its proxy solicitation campaign and [will] not object to the proposed MetroPCS Communications, Inc. . . . and T-Mobile USA . . . merger now that Deutsche Telekom has provided a revised offer that improves the value PCS shareholders will receive in the transaction.”

On April 11, 2013, the MetroPCS board reviewed, discussed, and approved a revised five-year long range forecast for MetroPCS taking into account the recent performance of the business and MetroPCS management’s forecast for the fiscal years 2013 through 2017. On that same day, the special committee of the MetroPCS board met to discuss the Deutsche Telekom proposal and an amendment to the Evercore Group L.L.C., which we refer to as Evercore, engagement letter. The special committee delegated the authority to the Chairman of the special committee to negotiate, execute and deliver an amendment to the Evercore engagement letter. Later that day, the Chairman of the special committee agreed with Evercore on the fee payable in connection with its analysis and opinion relating to the transaction, in each case as described in more detail below. The special committee met later that day to review a request from PSAM received earlier that day for reimbursement of certain of its expenses related to its proxy solicitation. The special committee considered the request but deferred any final recommendation until it had received more information regarding the amount and nature of the expenses for which reimbursement was requested. Also on that day, MetroPCS and its financial and legal advisors reviewed and revised Deutsche Telekom’s draft of the amendment to the original business combination agreement, and MetroPCS provided a draft of the revised amendment to the original business combination agreement to the special committee and the board.

On April 12, 2013, MetroPCS provided a draft of the amendment to the special committee and the board.

On April 14, 2013, the Chairman of the special committee and Evercore entered into an amendment to the Evercore engagement letter.

On the afternoon of April 14, 2013, the special committee met via telephone to consider the final terms of the amendment. Representatives of MetroPCS management, JPMorgan, Credit Suisse, Evercore, Gibson Dunn, Akin Gump and Fulbright and Jaworski attended the meeting. The special committee discussed the Deutsche Telekom proposal and the amendment. Gibson Dunn reviewed the material terms of the amendment. Representatives of JPMorgan and Credit Suisse made a presentation to the special committee on, among other things, the revised terms of the debt to be issued to Deutsche Telekom at closing and the resulting impact on the combined company’s capital structure. JPMorgan also discussed with the special committee the debt markets and provided its views on the reasonableness of the terms of such debt. Evercore explained its analysis of the issuance of MetroPCS common stock pursuant to the transaction to the special committee and rendered its oral opinion, subsequently confirmed in writing, that as of the date of the opinion and based on and subject to the assumptions, qualifications and limitations on the scope of the review undertaken by Evercore as discussed in its opinion, the MetroPCS stock issuance equal to 74% of the fully-diluted shares of MetroPCS common stock outstanding immediately following the cash payment (with the percentage ownership of MetroPCS common stock as of such time as Holding or its designee and the MetroPCS stockholders and optionholders being calculated pursuant to the business combination agreement (1) under the treasury method based on the average closing price of a share of MetroPCS common stock on the New York Stock Exchange for the five full trading days immediately preceding the date the transaction is completed after taking into account the reverse stock split and the cash payment but before taking into account the subsequent cash-out of stock options, if any, in connection with the transaction and (2) on a grossed-up basis to take into account the number of shares of MetroPCS common stock so issued in the MetroPCS stock issuance) in connection with the transaction, as modified by the amendment, was fair, from a financial point of view, to MetroPCS and the MetroPCS stockholders (other than Deutsche Telekom and its affiliates). The special committee also considered the request from PSAM for MetroPCS to reimburse PSAM for certain specified out-of-pocket expenses related to its proxy solicitation. The special committee then met in executive session to consider the Deutsche Telekom proposal, the amendment, Evercore’s opinion. At the conclusion of the executive session, the special committee unanimously recommended that the MetroPCS board approve the transaction, as modified by the amendment, and that MetroPCS reimburse PSAM for its actual out-of-pocket expenses related to its proxy solicitation at, and contingent upon, the closing of the transaction.

Later that evening, the MetroPCS board met and a report of the special committee was presented to the board regarding the Deutsche Telekom proposal, the amendment, and Evercore’s opinion. Representatives of MetroPCS management, JPMorgan, Credit Suisse, Evercore, Gibson Dunn, Akin Gump and Fulbright and Jaworski attended the meeting. Following the receipt of this recommendation from the special committee, the MetroPCS board unanimously approved the transaction with Deutsche Telekom, as modified by the amendment, and recommended that the MetroPCS stockholders vote “FOR” the proposals contained in this proxy statement supplement and the proxy statement. In addition, the MetroPCS board, after considering the recommendation of the special committee, agreed to reimburse PSAM for its actual out-of-pocket expenses related to its proxy solicitation at, and contingent upon, the closing of the transaction.

On April 14, 2013, following MetroPCS board approval, the parties executed and delivered the amendment.

Reasons for the Transaction; Recommendation of the MetroPCS Board and the Special Committee

The proxy statement describes each of the MetroPCS board’s and the special committee’s reasons supporting its decision to approve the business combination agreement and the transaction up to and including March 12, 2013, the date of the proxy statement. The discussion below supplements that description up to and including the date of this proxy statement supplement.

In evaluating whether to continue to recommend that you vote “for” the proposals and whether MetroPCS should enter into the amendment and the transactions contemplated thereby, the MetroPCS board, including the special committee, consulted with MetroPCS’ management and its legal, financial and other advisors, and also considered numerous factors, including the following factors that each of the MetroPCS board and the special committee viewed as supporting its decision to approve the business combination agreement and the transactions contemplated thereby:

•

the increase in the implied value of the consideration to be received by the MetroPCS stockholders resulting from (i) the reduction in the principal amount of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by $3.8 billion and (ii) the reduction in the interest rate of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by 50 basis points;

•

the extension of the lock-up period on sales to the public following the closing of the transaction of shares of common stock of the combined company held by Deutsche Telekom from six months to eighteen months after the completion of the transaction, subject to certain exceptions;

•

the financing in connection with the transaction (i) will permit the combined company to focus on growing stockholder value, (ii) has no near-term maturities, (iii) has pricing based on a formula designed to reflect market conditions at the time of issuance which includes taking into account prices of certain indices of high-yield bonds issued by telecommunications companies, prices of comparable bonds issued by Sprint Nextel Corporation and prices of certain bonds issued by Wireless, and (iv) does not include certain financing fees that would have been required by a third party financing source for the $11.2 billion of notes to be issued to Deutsche Telekom;

•

as was the case at the time of the signing of the original business combination agreement, after taking into account the amendment no comparable market exists for the size of the required debt commitment by Deutsche Telekom;

•	since the announcement of the proposed combination with T-Mobile, MetroPCS has not received an alternative acquisition proposal from any other party;

•

indications by stockholders that there would likely be increased support for approving the transaction if the interest rate and the principal amount of the debt of the combined company to be issued to Deutsche Telekom were reduced and the lock-up period was extended;

•	Deutsche Telekom’s public statement, and the MetroPCS board’s and the special committee’s belief, that the terms of the amendment constituted Deutsche Telekom’s best and final offer; and

•

the MetroPCS board’s and the special committee’s continued belief that the transaction is more favorable to the MetroPCS stockholders than the alternatives to the transaction, including remaining a stand-alone company.

This discussion of the information and factors considered by each of the MetroPCS board and the special committee in reaching its conclusions and recommendation includes the material factors considered by the MetroPCS board and the special committee, respectively, but is not intended to be exhaustive. In view of the wide variety of factors considered in connection with its evaluation of the business combination agreement, the amendment and the transaction and the complexity of these matters, the MetroPCS board did not find it practicable, and it did not attempt, to quantify, rank or assign any relative or specific weights to the various factors that it considered in reaching its determination to approve the business combination agreement, the amendment and the transaction in light of the amendment and to recommend that MetroPCS’ stockholders vote in favor of the MetroPCS stock issuance and the new certificate of incorporation. The MetroPCS board and the special committee conducted an overall analysis of the factors described above, including through discussions with, and questioning of, MetroPCS’ management and outside legal, financial and other advisors regarding certain of the matters described above. In considering the factors described above, individual members of the MetroPCS board or the special committee may have given differing weights to different factors.

The MetroPCS board, acting upon the recommendation of the special committee, unanimously approved the business combination agreement and the amendment and has determined that the transaction, including the MetroPCS stock issuance and the new certificate of incorporation, is appropriate, advisable and in the best interests of MetroPCS and its stockholders. The MetroPCS board, acting upon the recommendation of the special committee, unanimously recommends that MetroPCS’ stockholders vote “FOR” the stock issuance proposal and “FOR” each new certificate of incorporation proposal. The business combination agreement provides that the requisite MetroPCS stockholder approval of the stock issuance proposal and each new certificate of incorporation proposal is a condition to closing the transaction, as more fully described in the proxy statement under “Summary of the Business Combination Agreement—Conditions to Closing the Transaction.”

Opinion of the Financial Advisor to the MetroPCS Special Committee

In April 2012, Evercore was retained by MetroPCS on behalf of the special committee of the MetroPCS board to act as financial advisor to the special committee with respect to potential strategic transactions. On

April 14, 2013, at a meeting of the special committee, Evercore delivered to the special committee an oral opinion, which opinion was confirmed by delivery of a written opinion dated April 14, 2013, which written opinion we refer to as the opinion, to the effect that, as of that date and based on and subject to assumptions made (including the payment by MetroPCS to its stockholders of the cash payment), matters considered and limitations on the scope of review undertaken by Evercore as set forth therein, the MetroPCS stock issuance equal to 74% of the fully-diluted shares of MetroPCS common stock outstanding immediately following the cash payment (with the percentage ownership of MetroPCS common stock as of such time as Holding or its designee and the MetroPCS stockholders and optionholders being calculated pursuant to the business combination agreement (1) under the treasury method based on the average closing price of a share of MetroPCS common stock on the New York Stock Exchange for the five full trading days immediately preceding the date the transaction is completed after taking into account the reverse stock split and the cash payment but before taking into account the subsequent cash-out of stock options, if any, in connection with the transaction and (2) on a grossed-up basis to take into account the number of shares of MetroPCS common stock so issued in the MetroPCS stock issuance) (the shares of MetroPCS common stock to be so issued in the MetroPCS stock issuance being referred to as the business combination consideration) in consideration for the acquisition, which we refer to as the business combination, by MetroPCS from a subsidiary of Deutsche Telekom of the T-Mobile shares, is fair, from a financial point of view, to MetroPCS and its stockholders (other than Deutsche Telekom and its affiliates). A copy of Evercore’s written opinion was also provided by the special committee to the MetroPCS board, in its capacity as such, in connection with the MetroPCS board’s evaluation of the transaction and receipt of the special committee’s recommendation to the MetroPCS board.

The full text of Evercore’s written opinion, dated April 14, 2013, which sets forth, among other things, the procedures followed, assumptions made, matters considered and limitations on the scope of review undertaken in rendering its opinion, is attached as Annex B to this proxy statement supplement and is incorporated by reference in its entirety into this proxy statement supplement. Evercore’s opinion was directed to the special committee, in its capacity as such, and addresses only the fairness to MetroPCS and its stockholders (other than Deutsche Telekom and its affiliates), from a financial point of view, assuming payment of the cash payment, of MetroPCS’ issuance of the business combination consideration in consideration for the T-Mobile shares. The opinion does not address any other term or aspect of the business combination agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the business combination agreement or entered into or amended in connection with the transaction and does not constitute a recommendation to the special committee or to any other persons in respect of the business combination agreement or the transaction, including as to how any holder of shares of MetroPCS common stock should vote or act in respect of the business combination agreement or the transaction.

In connection with rendering its opinion, Evercore, among other things:

•	reviewed certain publicly available business and financial information relating to MetroPCS and T-Mobile that Evercore deemed to be relevant;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to MetroPCS prepared and furnished to Evercore by the management of MetroPCS;

•

reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to T-Mobile prepared by the management of Deutsche Telekom and T-Mobile and furnished to Evercore by MetroPCS;

•	reviewed certain non-public projected financial data relating to MetroPCS prepared and furnished to Evercore by the management of MetroPCS;

•	reviewed certain non-public projected financial data relating to T-Mobile prepared by the management of Deutsche Telekom and T-Mobile, which we refer to as the T-Mobile management projected financial data, furnished to Evercore by MetroPCS as well as certain adjustments thereto made at the direction of MetroPCS’ management, or, as so adjusted, the adjusted T-Mobile projected financial data;

•	reviewed certain non-public projected operating data relating to MetroPCS prepared and furnished to Evercore by the management of MetroPCS;

•

reviewed certain non-public projected operating data relating to T-Mobile prepared by the management of Deutsche Telekom and T-Mobile, which we refer to as the T-Mobile management projected operating data, furnished to Evercore by MetroPCS as well as certain adjustments thereto made at the direction of MetroPCS’ management, or, as so adjusted, the adjusted T-Mobile projected operating data;

•

discussed the past and current operations, financial projections and current financial condition of MetroPCS and T-Mobile with the management of MetroPCS (including their views on the risks and uncertainties of achieving such projections);

•

discussed the past and current operations, financial projections and current financial condition of MetroPCS and T-Mobile with the management of Deutsche Telekom and T-Mobile (including their views on the risks and uncertainties of achieving such projections);

•	reviewed the amount and timing of the cost savings and operating synergies estimated by MetroPCS’ management to result from the business combination, which we refer to as the estimated synergies;

•	reviewed the amount, timing and use of certain tax attributes of the combined company as estimated by management of MetroPCS;

•	reviewed the reported prices and the historical trading activity of the MetroPCS common stock;

•	compared the financial performance of MetroPCS and its stock market trading multiples with those of certain other publicly traded companies that Evercore deemed relevant;

•	reviewed certain valuation multiples relating to the business combination with those of certain other transactions that Evercore deemed relevant;

•	reviewed the original business combination agreement and a draft, distributed on April 12, 2013 and labeled “Execution Copy,” of the amendment; and

•	performed such other analyses and examinations and considered such other factors that Evercore deemed appropriate.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by Evercore, and Evercore assumed no liability therefor. With respect to the projected financial and operating data relating to MetroPCS, Evercore assumed that they had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of MetroPCS as to the matters covered thereby. Evercore expressed no view as to any projected financial or operating data relating to MetroPCS or the assumptions on which they were based. With respect to T-Mobile management projected financial data and the T-Mobile management projected operating data, Evercore assumed that they had been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of Deutsche Telekom and T-Mobile as to the matters covered thereby. With respect to adjusted T-Mobile projected financial data and the adjusted T-Mobile projected operating data, Evercore assumed that the adjustments which MetroPCS’ management directed Evercore to make to the T-Mobile management projected financial data and the T-Mobile management projected operating data had been reasonably determined by MetroPCS’ management on bases reflecting the best available estimates and good faith judgments of management of MetroPCS as to the matters covered thereby. Evercore expresses no view as to any projected financial or operating data relating to T-Mobile (whether prepared by management of

Deutsche Telekom or T-Mobile, or as adjusted at the direction of management of MetroPCS) or the assumptions on which they are based. Evercore also assumed that the estimated synergies were reasonably obtainable, were estimated on bases reflecting the best currently available estimates and good faith judgments of the future competitiveness, operating and regulatory environments and related financial performance of MetroPCS and T-Mobile and will be realized in the amounts and at the times indicated thereby. Evercore expressed no view as to the estimated synergies or the assumptions on which they were based. With respect to the amount, timing and use of the tax attributes of the combined company estimated by management of MetroPCS, Evercore assumed that such estimates are reasonable and will be realized, although Evercore expressed no view as to such estimates or the assumptions on which they were based. For purposes of Evercore’s analysis and opinion, at the request of the special committee, Evercore relied on the projections prepared by the management of MetroPCS with respect to projected financial and operating data of MetroPCS, including the estimated synergies and estimates as to the amount, timing and use of tax attributes of the combined company, and on the adjusted T-Mobile projected financial data and the adjusted T-Mobile projected operating data.

For purposes of rendering its opinion, Evercore assumed that the executed amendment will be the same in all respects material to its analysis as the draft dated April 12, 2013 reviewed by Evercore, that the representations and warranties of each party contained in the business combination agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the business combination agreement and that all conditions to the completion of the transaction will be satisfied without material waiver or modification thereof. Evercore also assumed with the consent of the special committee that the terms of the Deutsche Telekom notes and the working capital revolving credit facility (including any fees payable to Deutsche Telekom in connection therewith) are on terms no less favorable to MetroPCS than could be obtained from an unaffiliated third party lender. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the completion of the transaction will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on MetroPCS, T-Mobile or the completion of the business combination or materially reduce the benefits to MetroPCS of the transaction.

Evercore did not make or assume any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of MetroPCS or T-Mobile, nor was Evercore furnished with any such valuation or appraisals, nor did Evercore evaluate the solvency or fair value of MetroPCS or T-Mobile under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, Evercore assumed that the outcome of any current and pending litigation affecting MetroPCS or T-Mobile will not be material to its analysis. Evercore’s opinion was necessarily based upon information made available to it as of the date of its delivery and financial, economic, market and other conditions as they existed and as could be evaluated as of such date. Evercore noted that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than, assuming payment of the cash payment, whether MetroPCS’ issuance of the business combination consideration in consideration for the T-Mobile shares is fair, from a financial point of view, to MetroPCS and its stockholders (other than Deutsche Telekom and its affiliates). Evercore did not express any view on, and its opinion did not address, any other term or aspect of the business combination agreement or the transaction or any term or aspect of any other agreement or instrument contemplated by the business combination agreement or entered into or amended in connection with the transaction, including, without limitation, (i) the fairness of the reverse stock split or of the cash payment or any other consideration to be received in connection therewith by the holders of MetroPCS common stock or any other securities or creditors or constituencies of MetroPCS, (ii) the terms of the Deutsche Telekom notes and the working capital revolving credit facility (including the amount and nature of the fees payable to Deutsche Telekom in connection therewith) or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of MetroPCS, or any class of such persons, whether relative to the reverse stock split, the cash payment, the business combination consideration or otherwise.

Evercore assumed that any modification to the structure of the transaction would not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the transaction as compared to other business or financial strategies that might be available to MetroPCS, nor does it address the underlying business decision of MetroPCS to engage in the business combination or any other portion of the transaction, including the reverse stock split and the cash payment. In arriving at its opinion, Evercore was not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the MetroPCS common stock or other extraordinary transaction involving MetroPCS. Evercore’s opinion does not constitute a recommendation to the special committee, the MetroPCS board or to any other persons in respect of the business combination agreement or the transaction, including as to how any holder of shares of MetroPCS common stock should vote or act in respect of the transaction. Evercore expressed no opinion as to the price at which shares of MetroPCS common stock will trade at any time. Evercore is not legal, regulatory, accounting or tax experts and has assumed the accuracy and completeness of assessments by MetroPCS, T-Mobile and their respective advisors with respect to legal, regulatory, accounting and tax matters. The issuance by Evercore of its opinion was approved by an Opinion Committee of Evercore.

Summary of Evercore’s Financial Analysis

Set forth below is a summary of the material financial analyses conducted by Evercore and reviewed with the special committee on April 14, 2013, in connection with Evercore’s opinion dated April 14, 2013.

Except as described above under the section entitled “Opinion of the Financial Advisor to the Special Committee,” the special committee imposed no instructions or limitations on Evercore with respect to the investigations made or the procedures followed by Evercore in rendering its opinion. Evercore’s opinion was only one of many factors considered by the special committee in its evaluation of the transaction and should not be viewed as determinative of the views of the special committee, MetroPCS board or MetroPCS’ management with respect to the transaction or the business combination consideration. See the section in each of this proxy statement supplement and the proxy statement entitled “The Transaction—Reasons for the Transaction; Recommendation of the MetroPCS Board and the Special Committee.”

The business combination consideration was determined through negotiations between MetroPCS, Deutsche Telekom, Holding and T-Mobile and was approved by the special committee and the MetroPCS board. Evercore did not recommend any specific business combination consideration nor did it indicate that any given business combination consideration constituted the only appropriate business combination consideration.

In connection with the review of the transaction by the special committee, Evercore performed a variety of financial and comparative analyses, which are summarized below, for purposes of rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Selecting portions of the analyses or of the summary described below, without considering the analyses as a whole, could create an incomplete view of the processes underlying Evercore’s opinion. In arriving at its determination, Evercore considered the results of all the analyses summarized below and did not draw, in isolation, conclusions from or with regard to any one analysis or factor considered by it for purposes of its opinion. Rather, Evercore made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all the analyses. In addition, Evercore may have considered various assumptions more or less probable than other assumptions, so that the range of valuations resulting from any particular analysis described above should therefore not be taken to be Evercore’s view of the value of MetroPCS or T-Mobile. No company used in the analyses summarized below as a comparison is identical to MetroPCS or T-Mobile, and no transaction used is identical to the transaction. Accordingly, such analyses may not necessarily utilize all companies or transactions that could be deemed comparable to MetroPCS, T-Mobile or the business combination. Further, Evercore’s analysis involves complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the acquisition, public trading or other values of the companies or transactions used, including judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of MetroPCS, Deutsche Telekom or T-Mobile.

Evercore conducted the analysis summarized below for the purpose of providing an opinion to the special committee as to the fairness to MetroPCS and its stockholders (other than Deutsche Telekom and its affiliates), from a financial point of view, of MetroPCS’ issuance of the business combination consideration in consideration for the T-Mobile shares, assuming payment of the cash payment. This analysis does not purport to be appraisals or to necessarily reflect the prices at which the business or securities of MetroPCS or T-Mobile actually may trade or be sold. Estimates contained in these analyses are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by such estimates. Accordingly, estimates used in, and the results derived from, the analyses summarized below are inherently subject to substantial uncertainty, and Evercore does not assume any responsibility if future results are materially different from those forecasted in such estimates.

Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before April 12, 2013, and is not necessarily indicative of current or future market conditions. This data may differ from market data as it existed or was available to Evercore as of October 2, 2012, the date on which Evercore delivered its opinion to the special committee in connection with the transaction contemplated by the original business combination agreement being considered by the special committee on that date.

The following summary of financial analyses includes information presented in tabular format. These tables alone do not constitute a complete description of the financial analyses and must be read together with the text of each summary in order to understand fully the financial analyses. Considering the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of such financial analyses.

In conducting its analysis, Evercore used various methodologies to review the valuation of each of MetroPCS and T-Mobile on a stand-alone basis and MetroPCS and T-Mobile on a relative basis, to assess the fairness of the business combination consideration to be issued by MetroPCS in consideration for the T-Mobile shares, assuming payment of the cash payment. Specifically, Evercore conducted analyses of historical share price, research analyst price targets, selected publicly traded companies, selected precedent transactions, discounted cash flow, implied percentage ownership based upon selected publicly traded companies and discounted cash flow analyses, relative contribution to the combined company and has / gets analysis. However, Evercore only relied upon the analyses of implied percentage ownership based upon selected publicly traded companies and discounted cash flow analyses, relative contribution to the combined company and has / gets analysis for purposes of its opinion. For purposes of each valuation methodology applied to MetroPCS, Evercore assumed that MetroPCS will spend $1.5 billion on spectrum in 2013. For purposes of each valuation methodology (other than the discounted cash flow analysis) applied to T-Mobile, Evercore included $2.46 billion related to tower financing obligations in its calculation of net debt.

Stand-Alone Valuation Analyses

Analysis of Selected Publicly Traded Companies—Generally. Evercore compared certain financial and operating information and commonly used valuation measurements for MetroPCS and T-Mobile to corresponding information and measurements for a group of four publicly traded comparable companies that participate predominantly in the wireless communications industry, referred to as the selected comparable companies, in order to derive implied per share equity value reference ranges for MetroPCS and T-Mobile. The selected comparable companies were:

Sprint (pro forma for the announced (i) October 2012 transaction with Softbank, (ii) November 2012 transaction with U.S. Cellular Midwest Assets and (iii) December 2012 transaction with Clearwire)

Sprint (pro forma for the announced (i) October 2012 transaction with Softbank and (ii) November 2012 transaction with U.S. Cellular Midwest Assets), but excluding Clearwire

U.S. Cellular (pro forma for November 2012 transaction with Sprint)

Leap Wireless

nTelos

Evercore selected the companies listed above because; based on Evercore’s professional judgment and experience in the wireless communications industry, their businesses and operating profiles are relevant to that of MetroPCS. However, because of the inherent differences between the businesses, operations and prospects of MetroPCS and the businesses, operations and prospects of the selected comparable companies, no comparable company is exactly the same as MetroPCS. Therefore, Evercore believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the comparable company analysis. Accordingly, Evercore also made qualitative judgments (as more fully explained in the subsequent sentence) based on its experience in the wireless communications industry concerning differences between the financial and operating characteristics and prospects of MetroPCS and the selected comparable companies that would affect the public trading values of each in order to provide a context in which to consider the results of the quantitative analysis. These qualitative judgments related primarily to the differing sizes, capital structures, growth prospects, profitability levels and degrees of operational risk of MetroPCS and the selected comparable companies.

Evercore reviewed, among other things, enterprise values, calculated as equity value based on closing stock prices on April 12, 2013, plus debt, preferred stock and minority interests, less cash and cash equivalents and investments, as a multiple of the estimated earnings before interest, taxes, depreciation and amortization, which we refer to as EBITDA, of the selected comparable companies for calendar years 2013 and 2014. Financial forecasts for MetroPCS and T-Mobile were based on (i) certain non-public projected financial data relating to MetroPCS prepared and furnished to Evercore by the management of MetroPCS and (ii) certain non-public projected financial data relating to T-Mobile prepared by the management of Deutsche Telekom and T-Mobile furnished to Evercore by MetroPCS as adjusted at the direction of MetroPCS’ management. Evercore also used publicly available information concerning historical and projected financial performance for the selected comparable companies, including published historical financial information and publicly available third-party research.

Analysis of Selected Publicly Traded Companies—As Applied to MetroPCS. Evercore then applied ranges of selected enterprise value to EBITDA (post stock-based compensation expense) multiples derived from the selected comparable companies (the mean and median of which was 5.3 and 5.2 respectively for 2013 Estimated EBITDA and 4.7 and 4.9 respectively for 2014 Estimated EBITDA) to corresponding financial data of MetroPCS based on certain non-public projected financial data relating to MetroPCS prepared and furnished to Evercore by the management of MetroPCS. The high and low of the relevant multiples derived for each of the selected comparable companies is reflected in the column of the chart titled “All selected comparable companies.” Based on the multiple ranges for the selected comparable companies, Evercore selected the range of multiples reflected in the column of the chart below titled “Selected Valuation Multiple Ranges for MetroPCS,” which Evercore judged, based on their financial advisory experience, to be most appropriate in order to perform their analysis of MetroPCS. This analysis indicated the following implied equity value per share valuation reference ranges for MetroPCS as presented below:

Valuation Methodology	All Selected Comparable Companies	Selected Valuation Multiple Ranges for MetroPCS	Implied Equity Value per Share Valuation Reference Range for MetroPCS
Enterprise Value as a Multiple of:
2013 Estimated EBITDA	4.4 – 6.5x	5.0 – 6.5x	$7.17 – $12.28
2014 Estimated EBITDA	3.5 – 6.0x	4.75 – 6.0x	$8.09 – $12.81

Analysis of Selected Publicly Traded Companies—As Applied to T-Mobile. In order to provide a basis for certain of the other analyses performed by Evercore and described below under “Relative Valuation Analyses,” Evercore then applied ranges of selected enterprise value to EBITDA multiples derived from the selected comparable companies (the mean and median of which was 5.3 and 5.2 respectively for 2013 Estimated EBITDA and 4.7 and 4.9 respectively for 2014 Estimated EBITDA) to corresponding financial data of T-Mobile based on information and projections provided by T-Mobile and Deutsche Telekom management as adjusted by MetroPCS’ management. Based on the multiple ranges for the selected comparable companies (the high and low of such multiples being reflected in the column of the chart below titled “All selected comparable companies”), Evercore selected the range of multiples reflected in the column of the chart below titled “Selected Valuation Multiple Ranges for T-Mobile” that Evercore judged, based on their financial advisory experience, to be most appropriate in order to perform their analysis of T-Mobile. This analysis indicated the following implied equity value reference ranges for T-Mobile:

Valuation Methodology	All Selected Comparable Companies	Selected Valuation Multiple Ranges for T-Mobile	Implied Equity Value Valuation Reference Ranges for T-Mobile ($ in millions)
Enterprise Value as a Multiple of:
2013 Estimated EBITDA	4.4 – 6.5x	5.0 – 6.5x	$10,384 – $17,598
2014 Estimated EBITDA	3.5 – 6.0x	4.75 – 6.0x	$9,729 – $15,885

None of the selected comparable companies utilized as a comparison is identical to MetroPCS or T-Mobile. Accordingly, Evercore believes the analysis of publicly traded comparable companies is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in Evercore’s opinion, concerning differences in financial and operating characteristics and other factors that could affect the public trading value of the selected comparable companies to which MetroPCS and T-Mobile are compared.

Discounted Cash Flow Analysis of MetroPCS. As part of its analysis, and in order to estimate the implied present value of the equity value per share for MetroPCS, Evercore prepared a discounted cash flow analysis for MetroPCS.

A discounted cash flow analysis is a valuation methodology used to derive a valuation of an asset by calculating the present value of estimated future cash flows to be generated by the asset. Present value refers to the current value of future cash flows or amounts and is obtained by discounting those future cash flows or amounts by a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, expected returns and other appropriate factors. Evercore performed a discounted cash flow analysis for MetroPCS by adding (1) the present value of MetroPCS’ projected after-tax unlevered free cash flows for fiscal years 2013 through 2017 to (2) the present value of certain net operating losses of MetroPCS to (3) the present value of the terminal value of MetroPCS as of the end of fiscal year 2017. For each year, unlevered free cash flow was derived as follows: EBITDA plus certain non-cash adjustments less taxes less capital expenditures less changes in working capital, where changes in working capital can either be positive or negative. Terminal value refers to the value at a particular point in time of all future cash flows to be generated by an asset.

Evercore estimated a range of terminal values as of the end of fiscal year 2017 calculated based on multiples of 4.5x to 5.5x, which Evercore selected based on its professional judgment and experience in the wireless telecommunications industry. Evercore performed a discounted cash flow analysis using a range of discount rates from 8% to 9%. The discount rates were based on calculations of the weighted average cost of capital of MetroPCS, which Evercore derived based on MetroPCS’ estimated cost of equity (derived using the Capital Asset Pricing Model) and MetroPCS’ estimated cost of debt at an assumed target capital structure. Evercore calculated per share equity values by first determining a range of enterprise values of MetroPCS by adding the present values of the after-tax unlevered free cash flows, certain net operating losses and terminal values for each terminal value multiple and discount rate scenario, and then subtracting from the enterprise values the net debt, calculated as total debt minus cash and investments, of MetroPCS, and then dividing those amounts by the number of fully diluted shares of MetroPCS. Based on financial estimates provided by MetroPCS management, this analysis indicated the following implied per share equity value reference ranges for MetroPCS:

Valuation Methodology	Implied per Share Equity Value Reference Ranges for MetroPCS
Discounted Cash Flow Analysis	$11.56 – $15.71	[1]

Discounted Cash Flow Analysis of T-Mobile. In order to provide a basis for certain of the other analyses performed by Evercore and described below under “Relative Valuation Analyses,” Evercore prepared a discounted cash flow analysis for T-Mobile of after-tax unlevered free cash flows for fiscal years 2013 through 2017, using projections provided by T-Mobile and Deutsche Telekom management as adjusted by MetroPCS’ management. Evercore performed a discounted cash flow analysis for T-Mobile by adding (1) the present value of T-Mobile’s projected after-tax unlevered free cash flows for fiscal years 2013 through 2017 to (2) the present value of certain net operating losses of T-Mobile to (3) the present value of the terminal value of T-Mobile as of the end of fiscal year 2017. For each year, unlevered free cash flow was derived as follows: EBITDA less certain tower lease related adjustments less taxes less capital expenditures less changes in working capital, whereas changes in working capital can either be positive or negative.

Evercore estimated a range of terminal values as of the end of fiscal year 2017 calculated based on multiples of 4.5x – 5.5 xs, which Evercore selected based on its professional judgment and experience in the wireless telecommunications industry. Evercore performed a discounted cash flow analysis using a range of discount rates from 8% to 9%. Evercore calculated equity values of T-Mobile by adding the present values of the after-tax unlevered free cash flows, certain net operating losses and terminal values for each terminal value multiple and discount rate scenario. Based on financial estimates provided by T-Mobile and Deutsche Telekom management as adjusted by MetroPCS’ management, this analysis indicated the following equity value reference ranges for T-Mobile:

Valuation Methodology	Equity Value Reference Ranges for T-Mobile ($ in millions)
Discounted Cash Flow Analysis	$16,982 – $22,350

Relative Valuation Analyses

Implied Percentage Ownership Analysis. Based on the implied valuations for each of MetroPCS and T-Mobile derived above under “Analysis of Selected Publicly Traded Companies—As Applied to MetroPCS,” “Analysis of Selected Publicly Traded Companies—As Applied to T-Mobile,” “Discounted Cash Flow Analysis of MetroPCS” and “Discounted Cash Flow Analysis of T-Mobile,” Evercore calculated an implied equity ownership range for MetroPCS in the combined company, which we refer to as the MetroPCS implied equity ownership range, and compared it to the proposed equity ownership for MetroPCS in the combined company to result from the transaction.

For each of the analyses referred to above, Evercore calculated the low end of each MetroPCS implied equity ownership range assuming the lowest implied per share equity value for MetroPCS and the highest implied equity value for T-Mobile derived from each of the foregoing valuation analyses. Evercore then calculated the high end of each MetroPCS implied equity ownership range assuming the highest implied per share equity value for MetroPCS and the lowest implied equity value for T-Mobile derived from each of the foregoing valuation analyses. Evercore also calculated the midpoint implied equity ownership assuming the midpoint implied per share equity value for both MetroPCS and T-Mobile derived from each of the foregoing analyses. In each of these calculations, Evercore assumed that MetroPCS had made the cash payment to its stockholders.

(1)	The equity value reference range for MetroPCS ($ in millions) was $4,321 – $5,935.

The proposed equity ownership percentage of holders of shares of MetroPCS common stock in the combined company after giving effect to the transaction was compared to MetroPCS’ implied equity ownership utilizing the non-public projected financial data relating to MetroPCS prepared and furnished to Evercore by the management of MetroPCS, as set forth below:

Method	MetroPCS Implied Equity Ownership Range		MetroPCS Implied Equity Ownership Midpoint
Selected Publicly Traded Companies Analysis
2013 EBITDA	6.2	% – 22.7%	13.1%
2014 EBITDA	8.6	% – 25.0%	15.6%
Discounted Cash Flow Analysis	11.2	% – 20.7%	15.6%

Evercore observed that the proposed aggregate equity ownership percentage of holders of shares of MetroPCS Common Stock in the combined company of 26% fell above each of the implied equity ownership ranges set forth above.

Contribution Analysis. Evercore analyzed the respective contributions of MetroPCS and T-Mobile to the revenue and EBITDA of the combined company for fiscal year 2012 and estimated fiscal year 2013 through estimated fiscal year 2014. This analysis did not include any estimated synergies and was based on (i) certain non-public projected financial data relating to MetroPCS prepared and furnished to Evercore by the management of MetroPCS and (ii) certain non-public projected financial data relating to T-Mobile prepared by the management of Deutsche Telekom and T-Mobile furnished to Evercore by MetroPCS as adjusted at the direction of MetroPCS’ management. For purposes of this analysis, Evercore assumed that the pro forma company is valued at a range of 2013 combined estimated EBITDA of 5.5 x to 6.0x, which Evercore selected based on its professional judgment and experience in the wireless telecommunications industry. Evercore then calculated each of MetroPCS’ and T-Mobile’s enterprise value based on their respective relative contribution of estimated revenue and EBITDA. Evercore subtracted net debt, calculated as total debt minus cash and cash equivalents, from enterprise value to derive the equity value for each of MetroPCS and T-Mobile. For MetroPCS, Evercore deducted the cash payment from MetroPCS’ calculated equity value. These equity values were used to calculate the implied equity ownership of MetroPCS in the combined company. This analysis was compared to the proposed aggregate 26% equity ownership in the combined company by current holders of shares of MetroPCS common stock assuming payment by MetroPCS to its stockholders of the cash payment and after giving effect to the business combination. The following table presents the results of this analysis:

Implied MetroPCS Ownership
	2013E EBITDA Multiple
Metric	5.5x	5.75x	6.0x
Revenue
2012	12.5%	13.3%	13.9%
2013	12.9%	13.6%	14.3%
2014	14.9%	15.6%	16.2%

EBITDA
2012	17.7%	18.3%	18.7%
2013	12.2%	13.1%	13.7%
2014	15.3%	16.0%	16.5%

Evercore observed that the proposed aggregate 26% equity ownership of holders of shares of MetroPCS common stock in the combined company, assuming payment by MetroPCS to its stockholders of the cash payment and after giving effect to the business combination, was greater than any implied MetroPCS equity ownership derived from Evercore’s contribution analysis set forth above.

Has / Gets Analysis

Evercore also reviewed the following metrics for MetroPCS both on a stand-alone and pro forma basis:

Implied per share equity value based on discounted cash flow analysis

Implied per share equity value based on multiples analysis

With respect to the implied per share equity value based on discounted cash flow analysis, Evercore assumed an 8.5% weighted average cost of capital and 5.0x terminal multiple for both MetroPCS and T-Mobile, which were based on Evercore’s professional judgment and experience in the wireless telecommunications industry. The pro-forma implied equity value per share was equal to the quotient obtained by dividing (A) the sum of (1) 26% multiplied by an amount equal to the sum of (i) MetroPCS’ stand-alone discounted cash flow implied equity value, plus (ii) T-Mobile’s stand-alone discounted cash flow implied equity value, plus (iii) the present value of the estimated synergies, plus (iv) the after-tax value of the avoided spectrum cost assumed by MetroPCS in its stand- alone projections, less (v) the net present value of the loss of certain net operating losses as a result of the business combination, less (vi) estimated transaction expenses, less (vii) the cash payment, and (2) the cash payment by (B) the fully diluted shares outstanding of MetroPCS common stock. For illustrative purposes, Evercore calculated pro forma equity value assuming three different scenarios: (1) no realization of the estimated synergies; (2) realization of 50% of the estimated synergies or net present value of $3.3 billion; and (3) realization of 100% of the estimated synergies or net present value of $6.7 billion.

With respect to the implied per share equity value based on multiples analysis, the stand-alone value is based on the share price as of September 25, 2012. The pro-forma implied equity value per share was equal to the quotient obtained by dividing (A) the sum of (1) 26% multiplied by an amount equal to the sum of (i) the pro forma equity value calculated by applying 5.75x multiple, which Evercore selected based on its professional judgment and experience in the wireless telecommunications industry, to the estimated pro forma 2013 EBITDA and deducting estimated net debt of both MetroPCS and T-Mobile, plus (ii) the present value of the estimated synergies, less (iii) the estimated transaction expenses, less (iv) the cash payment, and (2) the cash payment by (B) the fully diluted shares outstanding of MetroPCS common stock. For illustrative purposes, Evercore calculated pro forma equity value assuming three different scenarios: (1) no realization of estimated synergies; (2) realization of 50% of the estimated synergies or net present value of $3.3 billion; and (3) realization of 100% of the estimated synergies or net present value of $6.7 billion. In addition, based on its professional judgment and experience in the wireless telecommunications industry, Evercore calculated pro forma equity value utilizing (i) a range of (a) weighted average cost of capital from 8.0% to 9.0% and (b) terminal value multiples from 4.5x to 5.5x, in the case of its discounted cash flow has / gets analysis, and (ii) a range of multiples from 5.00x to 6.25x, in the case of its multiples has / gets analysis.

The comparison of stand-alone implied per share equity values to the pro forma implied equity values using both discounted cash flow analysis and multiples analysis indicated that, based on the 26% ownership split provided in the business combination agreement, pro forma implied per share values were higher than stand-alone implied per share values.

Discounted Cash Flow Has / Gets Analysis

Valuation Methodology	Status Quo	No Estimated Synergies	$3.3bn Estimated Synergies (50%)	$6.7 Estimated Synergies (100%)
MetroPCS Share of Combined Company DCF plus Cash Payment	$13.60	$20.30	$22.48	$24.64

Multiples Has / Gets Analysis

Valuation Methodology	Status Quo	Not Including Estimated Synergies	$3.3bn Estimated Synergies (50%)	$6.7 Estimated Synergies (100%)
Total Value per a Share of MetroPCS Common Stock	$11.25	$16.00	$18.19	$20.37

Other Information

Historical Share Price. Evercore noted that the trailing low and high 52-week closing trading prices for shares of MetroPCS common stock, as of October 2, 2012, were $5.59 per share and $12.01 per share, respectively.

Research Analyst Price Targets. Evercore reviewed publicly available research analyst reports for MetroPCS published on or after October 29, 2012 that were available to it as of April 12, 2013. The table below sets forth (i) the name of each firm that published such a report, (ii) the date on which it issued such report, (iii) the price target for MetroPCS set forth in such report, if any, and (iv) if set forth in such report, the period of time set forth in such report for achieving such price target:

Firm Name	Report Date	Target Price ($)
Piper Jaffray	04/09/13	8.00
Oppenheimer & Co	04/08/13	—
Wells Fargo Securities, LLC	04/04/13	—
New Street Research	04/04/13	9.00
Canaccord Genuity Corp	04/02/13	12.00
Macquarie	03/28/13	13.50
Guggenheim Securities LLC	03/27/13	10.00
Pacific Crest Securities	03/21/13	—
Nomura	03/12/13	9.50
Argus Research Corp	03/04/13	—
RBC Capital Markets	03/01/13	11.00
Jefferies	02/27/13	15.00
Robert W. Baird & Co.	02/27/13	12.00
JPMorgan	02/26/13	—
William Blair & Co	02/26/13	—
Raymond James	02/26/13	11.00
FBR Capital Markets	02/19/13	11.00
Goldman Sachs	01/17/13	10.50
EVA Dimensions	01/15/13	—
Daiwa Securities Co. Ltd	12/12/12	10.10
Gabelli & Co.	11/19/12	—
Deutsche Bank	10/29/12	11.00

Note: Neither Evercore nor MetroPCS is adopting the foregoing price targets for any purpose by including such price targets in this proxy statement, and neither Evercore nor MetroPCS has expressed, and does not express, any view as to any such target prices or as to the manner or basis upon which they were derived by any research analyst. Evercore provided such price target information to the special committee for informational purposes only. Such information was not utilized or relied upon by Evercore for valuation purposes.

Review of Selected Precedent Transactions. Evercore reviewed the financial terms, to the extent publicly available, of thirteen merger and acquisition transactions announced between June 2008 and January 2013 of companies that Evercore, based on its professional experience with merger and acquisition transactions in the wireless telecommunications industry, deemed relevant. Evercore chose the transactions, referred to as the selected precedent transactions, based on the similarity of the target companies in the transactions to MetroPCS in terms of the size, mix, margins and other characteristics of their businesses. However, given the unique structure of the business combination, Evercore concluded that no single selected precedent transaction was truly representative of the transaction and, as a result, Evercore did not utilize its analysis of selected precedent transactions in arriving at its opinion. The selected precedent transactions were:

Acquirer	Target	Date Transaction Announced
AT&T, Inc.	Atlantic Tele-Network, Inc. (Divestiture of US Retail Wireless Business)	January 2013

Sprint Nextel Corporation	Clearwire Corporation	December 2012

Sprint Nextel Corporation	United States Cellular Corporation (Divestiture of US Midwest Assets)	November 2012

Sprint Nextel Corporation	Softbank Corp.	October 2012

AT&T, Inc.	NextWave Wireless Inc.	August 2012

AT&T, Inc.	T-Mobile USA, Inc.	March 2011

Sprint Nextel Corporation	iPCS, Inc.	October 2009

Sprint Nextel Corporation	Virgin Mobile USA, Inc.	July 2009

Atlantic Tele-Network, Inc.	Verizon Wireless (Divestiture of Alltel Corporation Assets)	June 2009

AT&T, Inc.	Verizon Wireless (Divestiture of Alltel Corporation Assets)	May 2009

Verizon Communications Inc.	AT&T, Inc. (Divestiture of Centennial Communications Corp. Assets)	May 2009

AT&T, Inc.	Centennial Communications Corp.	November 2008

Verizon Communications Inc.	Alltel Corporation	June 2008

For each of the selected precedent transactions, Evercore calculated certain financial multiples for the target company derived from certain publicly available information for the target company. Specifically, in performing this analysis, Evercore determined the multiples of enterprise value to the forward twelve months of EBITDA (the mean of which was 6.1x and the median of which was 6.7x) for the selected precedent transactions. Evercore then used these multiples to estimate the implied per share equity value reference ranges for MetroPCS. Based on financial estimates provided by MetroPCS management, this analysis indicated the following implied per share equity value reference ranges for MetroPCS:

Valuation Methodology	Selected Valuation Multiple Range for MetroPCS	Implied Equity Value per Share Valuation Reference Range for MetroPCS
Enterprise Value as a Multiple of:
2013 Estimated EBITDA	5.00 – 7.50x	$7.17 – $15.69

Because the reasons for, and the circumstances surrounding, each of the selected precedent transactions analyzed were so diverse, and because of the inherent differences between the operations and the financial condition of MetroPCS and the companies involved in the selected precedent transactions, Evercore believes that a comparable transaction analysis is not simply mathematical. Rather, it involves complex considerations and qualitative judgments, reflected in the opinion of Evercore, concerning differences between the characteristics of these transactions and the transaction that could affect the value of the subject companies and MetroPCS.

General

Evercore is an internationally recognized investment banking firm and, as part of its investment banking activities, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. The special committee selected Evercore because of its expertise, reputation and experience in the wireless telecommunications industry generally and because its investment banking professionals have had substantial experience in transactions comparable to the business combination.

As provided under the terms of Evercore’s engagement, MetroPCS has paid Evercore a fee of $1.5 million that was paid upon execution of Evercore’s engagement letter, a fee of $2.0 million, plus an additional discretionary fee of $500,000, that was paid upon delivery by Evercore of its first opinion without regard to the conclusions reached therein, and a fee of $2.0 million that was paid upon delivery by Evercore of its opinion without regard to the conclusions reached therein. MetroPCS also agreed to reimburse Evercore’s expenses and to indemnify Evercore against certain liabilities arising out of its engagement. Except in connection with Evercore’s services to the special committee as described above, during the two year period prior to the date of its opinion, no material relationship existed between Evercore and its affiliates and Deutsche Telekom, T-Mobile or MetroPCS, pursuant to which compensation was received by Evercore or its affiliates as a result of such a relationship. Evercore may provide financial or other services to Deutsche Telekom, T-Mobile or MetroPCS in the future and in connection with any such services Evercore may receive compensation.

In the ordinary course of business, Evercore or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of MetroPCS, Deutsche Telekom or T-Mobile and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

Certain Unaudited MetroPCS Forecasts

Although MetroPCS periodically may issue limited public guidance concerning its expected financial performance, MetroPCS does not as a matter of course publicly disclose detailed financial forecasts. However, in the course of due diligence in connection with the amendment, MetroPCS provided certain non-public financial forecasts for the years ending December 31, 2013, 2014, 2015, 2016 and 2017, which we refer to as the MetroPCS forecasts, to its financial advisors and to Deutsche Telekom and its financial advisors. The MetroPCS forecasts were prepared by MetroPCS’ management based upon certain internal financial forecasts that are based on reasonable expectations, beliefs, opinions and assumptions of MetroPCS management at the time they were made and are subjective. While the MetroPCS forecasts are being included in this proxy statement supplement, the MetroPCS forecasts were not prepared with a view toward complying with published guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of “prospective financial information.” In the view of MetroPCS’ management, the MetroPCS forecasts were prepared on a reasonable basis and reflected the best then-currently available estimates and judgments of MetroPCS’ management. The inclusion of the MetroPCS forecasts in this proxy statement supplement should not be regarded as an indication that MetroPCS or any other person considered, or now considers, this information to be necessarily predictive of actual future results, and does not constitute an admission or representation by any person that such information is material, or that the expectations, beliefs, opinions and assumptions that underlie such MetroPCS forecasts remain the same as of the date of this proxy statement supplement, and readers are cautioned not to place undue reliance on the prospective financial information.

This prospective financial information has been prepared by, and is the responsibility of, MetroPCS’ management. Neither MetroPCS’ independent auditor nor any other independent accountant have examined, compiled, or performed any procedures with respect to the prospective financial information and, accordingly, none has expressed an opinion or any other form of assurance with respect thereto. MetroPCS’ independent auditor’s report included in MetroPCS’ 2012 Annual Report on Form 10-K incorporated by reference herein relates to MetroPCS’ historical financial information and does not extend to the prospective financial information and should not be read to do so. The MetroPCS forecasts:

•

were based upon numerous expectations, beliefs, opinions and assumptions, as further described below, many of which are beyond the control of MetroPCS and may not prove to be accurate and that MetroPCS management at the time believed to be reasonable;

•	were originally prepared on April 11, 2013;

•

may not necessarily reflect current estimates or expectations, beliefs, opinions or assumptions management of MetroPCS may have about prospects for MetroPCS’ business, changes in general business or economic conditions, or any other transaction or event that has occurred or that may occur and that was not anticipated at the time the forecasts were prepared;

•

assume MetroPCS is a stand-alone company and MetroPCS’ acquisition of additional spectrum for $1.5 billion in 2013, consistent with MetroPCS’ public statements regarding the need to opportunistically acquire spectrum;

•

may not reflect estimates, beliefs, opinions or analysis about any other financial period and may not reflect current or future results, which may be significantly more favorable or less favorable than as set forth below; and

•	are not, and should not be regarded as, a representation that any of the expectations contained in, or forming a part of, the MetroPCS forecasts will be achieved.

The primary reasons that the MetroPCS forecasts set forth in this proxy statement supplement differ from the MetroPCS forecasts set forth in the proxy statement and MetroPCS’ actual fiscal year 2012 results include:

•

fewer anticipated gross and net additions and lower anticipated volumes, as determined based on MetroPCS’ performance since the original business combination agreement was executed, and the compounding effects of such lower volumes;

•	higher than planned 4G/LTE subscriber mix since the original business combination agreement was executed and increased handset subsidy throughout 2013;

•	additional anticipated advertising expenses through 2017;

•	acquisition of additional spectrum for $1.5 billion in 2013, as opposed to 2012;

•	additional interest carrying costs in connection with MetroPCS’ issuance of $3.5 billion of senior notes from March 2013 through June 2013; and

•	the effect of the pendency of the transaction and increased competition on customers, suppliers, vendors, distributors, dealers and retailers.

All of the financial information contained in this section entitled “Certain Unaudited MetroPCS Projections” is forward-looking in nature. This information relates to multiple future years and such information by its nature becomes less predictive with each succeeding year. Actual future financial results may materially vary from the forward-looking information presented above. The financial information is based on assumptions, beliefs and opinions at the time made, which MetroPCS believed to be reasonable at that time.

The information above does not take into account any circumstances or events occurring after the respective dates on which it was prepared. MetroPCS does not intend to update or revise any of the information presented above. The information presented above constitutes forward-looking statements. For additional information on factors which may cause actual future financial results to materially vary from the information presented above, see the section above entitled “Cautionary Note Regarding Forward-Looking Statements” and the section in the proxy statement entitled “Risk Factors.”

MetroPCS Forecasts Provided by MetroPCS

The following information was included in the MetroPCS forecasts:

	2013	2014	2015	2016	2017
	($ in millions)
Service Revenue	$4,438	$4,656	$4,902	$5,104	$5,267
EBITDA (1)	$1,300	$1,438	$1,622	$1,800	$1,920
Capital Expenditures	$900	$905	$868	$828	$802

(1)	EBITDA is defined as consolidated net income plus depreciation and amortization; gain (loss) on disposal of assets; less stock-based compensation expense; gain (loss) on extinguishment of debt; provision for income taxes; interest expense; minus interest and other income and non-cash items increasing consolidated net income.

Possible Benefits of the Transaction

In connection with MetroPCS’ and Deutsche Telekom’s respective evaluations of the transaction, representatives of MetroPCS and Deutsche Telekom discussed various potential benefits to MetroPCS of the transaction, including, among other things, potential capital expenditure and operating cost savings (including from reduced operating expenses relating to towers, backhaul and roaming, savings in capacity and expansion capital expenditures, the cost advantage of HSPA+ over CDMA, and savings from procurement and back office efficiencies and common platform efficiencies), potential synergies from expanding the business (including from leveraging technologies from both companies, leveraging market-development and other complementary business capabilities), potential tax synergies, potential operating efficiencies and other benefits.

MetroPCS has disclosed that it expects that the transaction could result in total cost synergies having a net present value of up to $6 billion to $7 billion. In particular, MetroPCS expects that the combined company will be able to realize cost synergies with an annual run rate of approximately $1.2 billion to $1.5 billion after the integration period, including (i) approximately $600 million to $700 million in annual run rate savings resulting from reduced operating expenses relating to towers, backhaul and roaming, (ii) approximately $400 million to $500 million in annual run rate savings resulting from savings in capacity and expansion capital expenditures, (iii) approximately $200 million to $300 million in annual run rate savings resulting from the cost advantage of HSPA+ over CDMA and savings from procurement and back office efficiencies, and (iv) up to $50 million in annual run rate savings resulting from common platform efficiencies. Both MetroPCS and Deutsche Telekom were aware that the amounts of any benefits to the combined company as a result of the transaction were estimates, that they may change, and that achieving any of the benefits would be subject to a number of uncertainties. For additional information related to limitations on these benefits, see the section in the proxy statement entitled “Risk Factors.”

Certain Unaudited T-Mobile Forecasts

Please see the section in the proxy statement entitled “Certain Unaudited T-Mobile Forecasts.” The financial forecasts set forth in that section have not been revised.

Adjustments to T-Mobile Forecasts by MetroPCS Management

In evaluating the amendment, MetroPCS management made certain adjustments to the T-Mobile forecasts provided by Deutsche Telekom based on its judgment and experience in the wireless telecommunications industry. The following table sets forth such adjustments:

	2013	2014	2015	2016	2017
	($ in millions)
EBITDA:
From T-Mobile Forecast	$4,559	$5,084	$5,500	$6,156	$6,447
Adjustment (1)	0	(160)	(128)	(97)	(70)
iPhone investment (2)	250	0	0	0	0
EBITDA—Adjusted	$4,809	$4,924	$5,372	$6,059	$6,377

Note: All T-Mobile forecasts were provided by Deutsche Telekom, and all adjustments were made by MetroPCS management.

(1)	EBITDA was adjusted by MetroPCS management to reflect possible adjustments to customer churn, customer acquisition costs and customer additions based on MetroPCS management’s experience and discussions with T-Mobile and Deutsche Telekom.
(2)	EBITDA was adjusted by MetroPCS management to reflect potential upside to the 2013 EBITDA forecast resulting from a one-time nonrecurring investment in 2013 relating to the launch of the iPhone.

The primary reasons that the MetroPCS management adjustments to the T-Mobile forecasts set forth in this proxy statement supplement differ from the MetroPCS management adjustments to the T-Mobile forecasts set forth in the proxy statement include:

•	GAAP adjustment to EBITDA related to the tower transaction is no longer needed due to a change in estimates in accounting for the tower transaction;

•	MetroPCS management’s view that certain of the upside adjustments to EBITDA should be eliminated; and

•	MetroPCS management’s view of certain cost savings initiatives implemented by T-Mobile in 2013.

MetroPCS believes that the information provided in this section, the section in this proxy statement supplement entitled “Certain Unaudited MetroPCS Forecasts” and the sections in this proxy statement supplement and the proxy statement entitled “Certain Unaudited T-Mobile Forecasts,” respectively, is a materially accurate summation of the financial and operating data furnished to, and reviewed by, Evercore in connection with its opinion dated April 14, 2013.

Litigation Related to the Transaction

The proxy statement describes the litigation related to the transaction up to and including March 12, 2013, the date of the proxy statement. The discussion below supplements that description up to and including the date of this proxy statement.

On March 28, 2013, an action was filed by The Merger Fund, The Merger Fund VL, GS Master Trust, MLIS Westchester Merger Arbitrage UCITS Fund, and Dunham Monthly Distribution Fund, alleged MetroPCS stockholders, in the United States District Court in New York, The Merger Fund, et al. v. MetroPCS Communications, Inc. et al., Civil Action No. 13-CV-2066 (AJN), which we refer to as the New York action, alleging: (a) violations of Sections 14(a) and 20(a) of the Exchange Act and SEC Rule 14a-9 by misstating or omitting material facts from the MetroPCS proxy statement; and (b) that certain members of the MetroPCS board breached their fiduciary duties. The plaintiffs seek injunctive relief, an order rescinding the proposed transaction if it is consummated, unspecified damages, and costs of the litigation. MetroPCS and the individual defendants plan to defend vigorously against the claims made in the New York action.

UPDATE TO THE COMPARATIVE PER SHARE DATA

The following table sets forth selected historical per share information of T-Mobile and MetroPCS and unaudited pro forma per share information after giving effect to the transaction and assumes that 1.862 shares of MetroPCS common stock had been issued in exchange for each outstanding share of T-Mobile common stock.

This selected historical per share information should be read in conjunction with the unaudited pro forma combined condensed financial information, the separate historical financial statements of T-Mobile and MetroPCS and the notes thereto, and the disclosures contained in each of T-Mobile’s and MetroPCS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the proxy statement and/or incorporated by reference into this proxy statement supplement, and the description of the amendment contained in this proxy statement supplement.

The historical per share information for the year ended December 31, 2012 was derived from audited consolidated financial statements of T-Mobile and MetroPCS, respectively, for the year ended December 31, 2012. The unaudited pro forma condensed combined financial statements and the pro forma per share information are not necessarily indicative of the operating results or financial position that would have been achieved had the transaction been completed at the beginning of the period presented, may not be indicative of any other period, and should not be construed as representative of future financial or operating results or performance. Neither T-Mobile nor MetroPCS declared any dividends related to their respective common stock during the periods presented.

	Year Ended December 31, 2012
	MetroPCS		T-Mobile
	Historical	Pro Forma	Historical	Pro Forma Equivalent of one MetroPCS Share (1)(3)
Basic net income (loss) per common share	$1.08	$(9.61)	$(25.07)	$(17.89)
Diluted net income (loss) per common share	$1.07	$(9.61)	$(25.07)	$(17.89)
Book value per share (2)	$9.21	$15.87	$20.89	$29.56

(1)	These amounts were calculated by applying an assumed exchange ratio of 1.862 times the unaudited pro forma financial information.

(2)	The historical book value per common share was computed by dividing total stockholders’ equity by the number of shares of common stock outstanding as of December 31, 2012. The pro forma book value per share was computed by dividing pro forma stockholders’ equity by the pro forma number of shares of common stock outstanding as of December 31, 2012.

(3)	These amounts reflect the impact of the reduction of the principal amount of debt to be issued to Deutsche Telekom at the closing of the transaction by $3.8 billion and the reduction in the interest rate of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction.

UPDATE TO T-MOBILE AND METROPCS UNAUDITED PRO FORMA CONDENSED COMBINED

FINANCIAL INFORMATION

The following selected information is being provided as an update to the unaudited pro forma condensed combined financial information included in the proxy statement, after giving effect to the amendment. The amendment includes changes which (i) reduce the principal amount of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by $3.8 billion, (ii) reduce the interest rate of the debt of the combined company to be issued to Deutsche Telekom at the closing of the transaction by 50 basis points, and (iii) extend the lock-up period on sales to the public following the closing of the transaction of shares of common stock of the combined company held by Deutsche Telekom from six months to eighteen months, subject to certain exceptions.

The selected unaudited pro forma condensed combined balance sheet information as of December 31, 2012 reflects the transaction as if it had occurred on December 31, 2012. The unaudited pro forma condensed combined statement of operations reflects the transaction as if it had occurred on January 1, 2012, the beginning of the earliest period presented.

The selected unaudited pro forma condensed combined financial information included below should be read in conjunction with the unaudited pro forma condensed combined financial information, the separate historical financial statements of T-Mobile and MetroPCS and the notes thereto, and the disclosures contained in each of T-Mobile’s and MetroPCS’ Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the proxy statement and/or incorporated by reference into this proxy statement supplement, and the description of the amendment contained in this proxy statement supplement. The unaudited pro forma condensed combined financial information is provided for informational purposes only and is not necessarily indicative of the operating results or financial position that would have resulted if the transaction had been completed as of the dates set forth above, may not be indicative of any other period, nor is it indicative of the future financial or operating results or performance of the combined company. The unaudited pro forma condensed combined financial information also does not give effect to the potential impact of current financial conditions, any anticipated synergies, operating efficiencies or cost savings that may result from the transaction or any integration costs.

The following table presents selected updated pro forma financial statement information for the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations as of and for the year ended December 31, 2012, reflecting the impact of the amendment and an update to the estimated interest rates to reflect current market information:

	As Previously Filed	Adjustments (1)	As Adjusted
	(dollars in millions, except per share amounts)
Selected Unaudited Pro Forma Condensed Combined Balance Sheet Information:
Long-term payables to affiliates	$15,000	$(3,800)	$11,200

Total long-term liabilities	30,173	(3,800)	26,373

Total liabilities	$35,092	$(3,800)	$31,292

Common stock and paid-in-capital	30,855	3,800	34,655

Total stockholders’ equity	$7,773	$3,800	$11,573

Selected Unaudited Pro Forma Condensed Combined Statement of Operations Information:
Other expense, net	$(1,550)	$448	$(1,102)

(Loss) income before income taxes	(6,923)	448	(6,475)

Income tax (benefit) expense	(360)	(168)	(528)

Net (loss) income	$(7,283)	$280	$(7,003)

Net (loss) income per common share:
Basic	$(9.99)		$(9.61)

Diluted	$(9.99)		$(9.61)

(1)	The amendment reduces the principal amounts and interest rates of the reset notes and non-reset notes equally and eliminates the 11 year maturity notes and reduces principal amount of the 10 year maturity notes by $650 million. In addition, the estimated interest rates have been recalculated based on current market information and the pricing formula provided for in the business combination agreement including the 50 basis point reduction with the effect as follows:

(dollars in millions)	As Previously Filed	As Adjusted
Reset Notes
Principal	$7,500	$5,600
Interest Rate	7.28%	5.90%

Non-reset Notes
Principal	$7,500	$5,600
Interest Rate	8.16%	6.78%

Pursuant to the amendment, the net payable from the exchange of T-Mobile’s present indebtedness to Deutsche Telekom for the $11.2 billion of notes to be issued to Deutsche Telekom at the closing of the transaction, which we refer to as the $11.2 billion notes, will be contributed to T-Mobile by Deutsche Telekom. Accordingly, for purposes of the unaudited pro forma condensed combined financial statements, the $3.8 billion reduction in notes payable to be issued by T-Mobile is presented as a capital contribution as of December 31, 2012.

The interest rates of the senior notes remain subject to further changes based on movement in market interest rates through time of issuance. The following table presents sensitivity information for the pro forma interest expense on the $11.2 billion notes for the year ended December 31, 2012 assuming a 0.125% change in interest rates (dollars in millions):

Interest expense assuming	Year Ended December 31, 2012
Increase of 0.125%	$726
Decrease of 0.125%	$698

WHERE YOU CAN FIND MORE INFORMATION

MetroPCS files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy these reports, proxy statements and other information at the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549. Our SEC filings are available to the public on the SEC’s website at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this proxy statement supplement. This means that we are disclosing important business and financial information to you by referring you to another document filed separately with the SEC. These documents contain important information about us and our financial condition. The information incorporated by reference is considered to be part of this proxy statement. Information that we file later with the SEC will automatically update and supersede the information included or incorporated by reference into this proxy statement supplement.

We incorporate by reference into this proxy statement supplement the documents listed below and any filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act from the date of this proxy statement supplement until the date that the MetroPCS special meeting is held. The information incorporated by reference is an important part of this proxy statement supplement. Nothing in this proxy statement supplement shall be deemed to incorporate information furnished to, but not filed with, the SEC. Any statement in a document incorporated by reference into this proxy statement supplement will be deemed to be modified or superseded to the extent a statement contained in (1) this proxy statement supplement, or (2) any other subsequently filed document that is incorporated by reference into this proxy statement supplement modifies or supersedes such statement.

•	MetroPCS’ Annual Report on Form 10-K for the fiscal year ended December 31, 2012 filed on March 1, 2013

•

MetroPCS’ Current Reports on Form 8-K filed on February 7, 2013, February 26, 2013, March 14, 2013, March 22, 2013 and April 15, 2013 (other than documents or portions of those documents not deemed to be filed)

•	MetroPCS’ Definitive Proxy Statement on Schedule 14A filed on March 12, 2013

You may request a copy of these filings, at no cost, using the following contact information:

MetroPCS Communications, Inc.

2250 Lakeside Boulevard

Richardson, Texas 75082

Attention: Investor Relations

(214) 570-4641

Email: investor_relations@metropcs.com

You may also request a copy of these filings from our proxy solicitor, MacKenzie, using the following contact information:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Call Collect (212) 929-5500

or

Call Toll-Free (800) 322-2885

Email: proxy@mackenziepartners.com

Annex A

EXECUTION COPY

AMENDMENT NO. 1

TO

BUSINESS COMBINATION AGREEMENT

This AMENDMENT NO. 1 (this “Amendment”), dated as of April 14, 2013, to the BUSINESS COMBINATION AGREEMENT (the “Agreement”), dated as of October 3, 2012, by and among DEUTSCHE TELEKOM AG, an Aktiengesellschaft organized and existing under the laws of the Federal Republic of Germany (“DT”), T-MOBILE GLOBAL ZWISCHENHOLDING GMBH, a Gesellschaft mit beschränkter Haftung organized and existing under the laws of the Federal Republic of Germany (“Global”), T-MOBILE GLOBAL HOLDING GMBH, a Gesellschaft mit beschränkter Haftung organized and existing under the laws of the Federal Republic of Germany (“Holding”), T-MOBILE USA, INC., a Delaware corporation (“TMUS”), and METROPCS COMMUNICATIONS, INC., a Delaware corporation (“MetroPCS”).

RECITALS

WHEREAS, Section 7.2 of the Agreement permits the parties to amend the Agreement by an instrument in writing duly executed;

WHEREAS, the parties hereto desire to amend the Agreement as provided herein; and

WHEREAS, the MetroPCS Board has (a) approved the execution, delivery and performance of this Amendment, (b) determined that the New MetroPCS Certificate is advisable in connection with the Transaction in accordance with the provisions of the DGCL, and (c) resolved to recommend the approval of the New MetroPCS Certificate and the MetroPCS Share Issuance by the MetroPCS Stockholders, upon the terms and subject to the conditions set forth in the Agreement, as amended by this Amendment, and in accordance with the provisions of the DGCL and the rules and regulations of the NYSE, as applicable.

NOW, THEREFORE, in consideration of the premises, and of the representations, warranties, covenants and agreements contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS AND TERMS

1.1 Definitions. Unless otherwise specifically defined herein, each capitalized term used but not defined herein shall have the meaning given to such term in the Agreement. Each reference herein to “the date of this Amendment” shall refer to the date first set forth above and each reference to “the date of this Agreement” or similar references shall refer to October 3, 2012.

ARTICLE II

AMENDMENTS TO THE AGREEMENT

2.1 Effective Time of Closing.

(a) Section 1.1 of the Agreement is amended by (i) deleting “12:01 a.m.” and replacing it with “11:59 p.m.” in the definition of “Adjustment Amount” therein; and (ii) deleting “12:01 a.m.” and replacing it with “11:59 p.m.” in the definition of “Spending Deficiency Amount” therein.

(b) Section 2.5 of the Agreement is amended by deleting “12:01 a.m.” and replacing it with “11:59 p.m.” therein.

2.2 Amendment to Section 4.13 of the Agreement. Section 4.13(b) of the Agreement shall be amended and restated in its entirety as follows:

(b) Prior to or on the Closing Date, unless an alternative structure shall have been agreed by the Parties in good faith, the Parties shall effect the following transactions (which will result in the issuance by TMUS to DT or one of its Subsidiaries of DT Notes in the aggregate principal amount of $11,200,000,000 and the elimination of all Intercompany Indebtedness, other than the DT Notes, owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries)):

(i) DT shall cause TMUS and its Subsidiaries to assign to Holding, and Holding shall assume and procure the release of TMUS and its Subsidiaries from, all obligations under an amount of Intercompany Indebtedness owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries) equal to the excess of (A) the amount of Intercompany Indebtedness owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries) (including any accrued interest thereon and all other amounts payable by, and other obligations (including contingent obligations) of, TMUS and its Subsidiaries thereunder and under all related documentation), over (B) $11,200,000,000 (such excess, the “Assumption Amount”), in exchange for an obligation of TMUS to disburse to Holding the Cash Amount. The excess, if any, of the Assumption Amount over the Cash Amount shall be treated as a capital contribution by Holding to TMUS. “Cash Amount” shall mean an amount determined by DT and Holding, not to exceed the sum of the receivable of TMUS described in clause (iv) hereof and any cash held by TMUS and its Subsidiaries available for distribution to DT or its Subsidiaries (except TMUS and its Subsidiaries) as a dividend on or prior to the Closing Date.

(ii) DT shall cause TMUS and its Subsidiaries to assign, and DT or one of its Subsidiaries designated by DT shall assume and procure the release of TMUS and its Subsidiaries from all obligations under, all Intercompany Indebtedness owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries), determined after giving effect to the transactions described in clause (i) hereof (which, after giving effect to the transactions described in clause (i) hereof, shall have an aggregate principal amount of $11,200,000,000), including any accrued interest thereon and all other amounts payable by, and other obligations (including contingent obligations) of, TMUS and its Subsidiaries thereunder and under all related documentation, in exchange for an obligation of TMUS to disburse to DT or one of its Subsidiaries designated by DT the principal amount of and all accrued interest on the Intercompany Indebtedness so assumed and all other amounts payable by, and other obligations (including contingent obligations) of, TMUS and its Subsidiaries thereunder and under all related documentation.

(iii) DT shall cause TMUS to issue and deliver to DT or one of its Subsidiaries designated by DT, and DT shall purchase or cause such designated Subsidiaries to purchase, notes in the aggregate principal amount of $11,200,000,000 (together with any Additional DT Notes issued pursuant to Section 4.13(c) below, the “DT Notes”), which shall have, and be issued pursuant to an indenture containing, the terms set forth on Exhibit F and Exhibit G, respectively, as such Exhibits are or have been amended from time to time, and otherwise reasonably acceptable to DT and MetroPCS, in exchange for an obligation of DT or one of its Subsidiaries to disburse to TMUS an amount equal to the aggregate principal amount of such DT Notes.

(iv) DT or one of its Subsidiaries designated by DT shall have an obligation to pay TMUS an amount equal to the excess, determined on an arm’s length basis (as reasonably determined by TMUS and DT taking into account the respective interest rates, maturity profile and other relevant factors and supported by an investment bank fair market value analysis), of the fair market value of (A) the portion of the DT Notes having an aggregate principal amount equal to the amount of the Intercompany Indebtedness assumed by DT or one of its Subsidiaries pursuant to clause (ii) hereof over (B) the Intercompany Indebtedness assumed by DT or one of its Subsidiaries pursuant to clause (ii) hereof.

(v) TMUS and DT or one of its Subsidiaries designated by DT shall set off the payment obligations described in clauses (i), (ii), (iii) and (iv) against each other and TMUS shall distribute as a dividend to Holding, prior to the Closing Date, any net receivable resulting from such setoff (or pay to DT or a Subsidiary designated by DT any net payable resulting from such setoff, but not to exceed any cash held by TMUS and its Subsidiaries available for distribution to DT or its Subsidiaries (except TMUS and its Subsidiaries) as a dividend on or prior to the Closing Date). As of 11:59 p.m., prevailing Eastern Time, on the Closing Date, there shall be no Intercompany Indebtedness outstanding owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries), the DT Notes shall be issued and outstanding, TMUS and its Subsidiaries shall have no other liability or obligation pursuant to this Section 4.13, and DT shall have no further obligation to disburse to TMUS all or any portion of the purchase price of the DT Notes.

For the avoidance of doubt, Annex A hereto indicates the changes to Section 4.13(b) in blackline form.

2.3 Amendment to Form of Stockholder’s Agreement, Exhibit C to the Agreement. Sections 4.2(a) and 4.2(b) of the form of Stockholder’s Agreement that is Exhibit C of the Agreement, and accordingly the Stockholder’s Agreement to be entered into as of the Closing, substantially in the form attached as Exhibit C, shall be amended and restated as follows:

(a) The Stockholder shall not Transfer any Registrable Shares during the 18-month period commencing at the Closing (the “Lock-Up Period”) other than Transfers (i) approved by a majority of the Directors, which majority includes a majority of the Non-Affiliated Directors, (ii) in connection with any transaction (including any merger or other consolidation or reorganization, tender or exchange offer, or any other similar transaction) generally available to holders of Common Stock, or to which shares of Common Stock are subject, on terms at least as favorable to such holders of Common Stock as those on which the Stockholder participates in such transaction, or (iii) following the 183-day period commencing at the Closing, in transactions not involving the public offer or sale of Registrable Shares and in which the applicable transferee(s) shall be subject to the restrictions set forth in this Section 4.2(a).

(b) Subject to Section 4.2(a), the Stockholder and its Affiliates may freely Transfer their Common Stock subject to applicable Law, provided that if the Stockholder intends to Transfer any Common Stock to a third party (the “Proposed Acquiror”), as a result of which Transfer (to the knowledge of Stockholder following reasonable inquiry) the Proposed Acquiror’s Voting Percentage would be greater than 30% (the “Proposed Sale”), then the Stockholder shall not effect such Proposed Sale other than in accordance with Section 4.2(c).

2.4 Amendments to Exhibit F of the Agreement. Exhibit F of the Agreement shall be amended by:

(a) deleting the row headed “11 years” in each of Table I and Table II thereof;

(b) deleting “$1,250” and replacing it with “$600” in the row headed “10 years” in each of Table I and Table II thereof;

(c) adding after the first sentence of the definition of “Composite Rating” the following: “Notwithstanding the foregoing, for purposes of determining the Composite Rating of any series of DT Notes, in the event that, at the time of such determination, neither S&P nor Moody’s has rated the applicable series of DT Notes, then (a) the rating of such series of DT Notes from S&P and/or Moody’s, as applicable, shall be deemed, for purposes of this definition, to be the same as (i) the rating by the applicable rating agency of the Company’s 6.625% Senior Notes due 2023 or (ii) solely in the event that the 6.625% Senior Notes due 2023 are not outstanding, or are not rated by either rating agency, the rating of any other series of unsecured notes issued by the Company which rank pari passu in right of payment with, and are guaranteed on a similar basis as, the applicable series of DT Notes (and, if multiple series of notes issued by the Company and meeting the requirements of this clause

(ii) are outstanding, the rating of the applicable series of DT Notes shall be deemed to be the rating of the series of notes issued by the Company with a remaining tenor closest to the remaining tenor of the applicable series of DT Notes) and (b) in the event that ratings from either rating agency in respect of any notes of the types described in clause (a)(i) or (ii) are not available, for purposes of determining the Adjusted Bond Yield of a Component Bond in relation to such series of DT Notes, clause (iii) of the definition of Adjusted Bond Yield shall be deemed to be zero. If neither S&P nor Moody’s has rated a Component Bond, then for purposes of determining the Adjusted Bond Yield of such Component Bond, clause (iii) of the definition of Adjusted Bond Yield shall be deemed to be zero.”;

(d) deleting “100.0 bps” in each instance where instance where it appears in the definitions of “Initial Rate” and “Reset Rate” and replacing it with “50.0 bps”; and

(e) deleting “187.5 bps” in the definition of “Permanent Rate” and replacing it with “137.5 bps”.

For the avoidance of doubt, following the amendments set forth above, Exhibit F of the Agreement shall read in its entirety as set forth on Annex B hereto.

2.5 Proxy Supplement. Notwithstanding anything in Section 4.3 of the Agreement to the contrary, MetroPCS and DT shall cooperate to, and MetroPCS shall, as promptly as practicable following the date hereof, and in no event later than April 16, 2013 (unless DT fails to furnish information relating to TMUS that is required by the Exchange Act and the rules and regulations promulgated thereunder to be included in the Proxy Statement, or delays furnishing such information to a time when it is no longer practicable for MetroPCS to meet such deadline, in which case such deadline shall be extended to the first practicable date following the furnishing of such information), prepare and file with the SEC a supplement to the Proxy Statement. MetroPCS shall use its reasonable best efforts, and DT shall cooperate with MetroPCS, to respond to any SEC comments with respect to any supplement to the Proxy Statement as promptly as practicable after receipt thereof.

2.6 Date of MetroPCS Stockholders Meeting. Notwithstanding anything in Section 4.4(b) of the Agreement to the contrary, MetroPCS, having duly called and given notice of the MetroPCS Stockholders Meeting and having postponed the MetroPCS Stockholders Meeting until April 24, 2013, agrees to convene and hold the MetroPCS Stockholders Meeting on April 24, 2013; provided that from and after the date of this Amendment, MetroPCS may further postpone or adjourn the MetroPCS Stockholders Meeting only (a) upon the mutual agreement of DT and MetroPCS or (b) to allow time for the filing and dissemination of any supplemental or amended disclosure document (other than the supplement to the Proxy Statement to be filed pursuant to Section 4.3(e)) that the MetroPCS Board has determined in good faith (after consultation with its outside legal counsel) is necessary or required to be filed and disseminated under applicable Laws.

ARTICLE III

ADDITIONAL REPRESENTATIONS AND WARRANTIES

3.1 Additional Representations and Warranties Regarding DT, Global and Holding. DT, Global and Holding hereby represent and warrant to MetroPCS as follows: Each of DT, Global, Holding and TMUS has all requisite power and authority to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by DT, Global, Holding and TMUS of this Amendment and the performance of their respective obligations hereunder have been duly authorized by all necessary action of DT, Global, Holding and TMUS. This Amendment has been duly executed and delivered by DT, Global, Holding and TMUS and, assuming the due authorization, execution and delivery of this Agreement by MetroPCS, constitutes the legal, valid and binding obligation of DT, Global, Holding and TMUS, enforceable against DT, Global, Holding and TMUS in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

3.2 Additional Representations and Warranties of MetroPCS. MetroPCS hereby represents and warrants to DT as follows: MetroPCS has all requisite power and authority and has taken all action necessary in order to execute and deliver this Amendment and to perform its obligations hereunder. The execution and delivery by MetroPCS of this Amendment and the performance of its obligations hereunder have been duly authorized by all necessary action of MetroPCS. This Amendment has been duly executed and delivered by MetroPCS and, assuming the due authorization, execution and delivery of this Amendment by DT, constitutes the legal, valid and binding obligation of MetroPCS, enforceable against MetroPCS in accordance with its terms, except as limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws affecting the enforcement of creditors’ rights generally or, as to enforceability, by general equitable principles.

ARTICLE IV

MISCELLANEOUS AND GENERAL

4.1 Ratification; No Further Amendment. Except as expressly amended hereby, all terms, conditions and provisions of the Agreement shall remain unmodified and in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment to any other term, condition or provision of the Agreement or any of the documents, schedules or exhibits referred to therein.

4.2 Effect of Amendment. This Amendment shall form a part of the Agreement for all purposes. From and after the date of this Amendment, any reference in the Agreement to “this Agreement”, “hereof”, “herein”, and “hereunder” and words or expressions of similar import shall refer to the Agreement as amended by this Amendment. The provisions of Article VII (Miscellaneous and General) of the Agreement shall apply mutatis mutandis to this Amendment, and to the Agreement as amended by this Amendment, taken together as a single agreement, reflecting the terms therein as modified hereby.

4.3 Entire Agreement. This Amendment, the Agreement (including any annexes and exhibits thereto), the TMUS Disclosure Letter, the MetroPCS Disclosure Letter, the Confidentiality Agreement and, when executed, the Ancillary Agreements, constitute the entire agreement, and supersede all other prior and contemporaneous agreements, understandings, undertakings, arrangements, representations and warranties, both written and oral, among the parties with respect to the subject matter hereof and thereof.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, this Amendment has been duly executed and delivered by the parties hereto as of the date first written above.

Deutsche Telekom AG

By:	/s/ Timotheus Hottges
Name: Timotheus Hottges
Title: Member of the Deutsche Telekom Board of Management, Finance

By:	/s/ Dr. Thomas Kremer
Name: Dr. Thomas Kremer
Title: Member of the Deutsche Telekom Board of Management for Data Privacy, Legal Affairs and Compliance

T-Mobile Global Zwischenholding GmbH

By:	/s/ Axel Lützner
Name: Axel Lützner
Title: Authorized Signatory

By:	/s/ Vincente Vento
Name: Vincente Vento
Title: Authorized Signatory

T-Mobile Global Holding GmbH

By:	/s/ Axel Lützner
Name: Axel Lützner
Title: Authorized Signatory

By:	/s/ Vincente Vento
Name: Vincente Vento
Title: Authorized Signatory

T-Mobile USA, Inc.

By:	/s/ John Legere
Name: John Legere
Title: Chief Executive Officer

MetroPCS Communications, Inc.

By:	/s/ Roger D. Linquist
Name: Roger D. Linquist
Title: Chief Executive Officer and Chairman of the Board

[Signature Page to Amendment No. 1 to Business Combination Agreement]

Annex A

Changes to Section 4.13(b)

(b) Prior to or on the Closing Date, unless an alternative structure shall have been agreed by the Parties in good faith, the Parties shall effect the following transactions (which will result in the issuance by TMUS to DT or one of its Subsidiaries of DT Notes in the aggregate principal amount of $11,200,000,000 and the elimination of all Intercompany Indebtedness, other than the DT Notes, owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries)):

(i) DT shall cause TMUS and its Subsidiaries to assign to Holding, and Holding shall assume and procure the release of TMUS and its Subsidiaries from, all obligations under an amount of Intercompany Indebtedness owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries) equal to the excess of (A) the amount of Intercompany Indebtedness owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries) (including any accrued interest thereon and all other amounts payable by, and other obligations (including contingent obligations) of, TMUS and its Subsidiaries thereunder and under all related documentation), over (B) $11,200,000,000 (such excess, the “Assumption Amount”), in exchange for an obligation of TMUS to disburse to Holding the Cash Amount. The excess, if any, of the Assumption Amount over the Cash Amount shall be treated as a capital contribution by Holding to TMUS. “Cash Amount” shall mean an amount determined by DT and Holding, not to exceed the sum of the receivable of TMUS described in clause (iv) hereof and any cash held by TMUS and its Subsidiaries available for distribution to DT or its Subsidiaries (except TMUS and its Subsidiaries) as a dividend on or prior to the Closing Date.

(ii) DT shall cause TMUS and its Subsidiaries to assign, and DT or one of its Subsidiaries designated by DT shall assume and procure the release of TMUS and its Subsidiaries from all obligations under, all Intercompany Indebtedness owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries) ~~(which has~~, determined after giving effect to the transactions described in clause (i) hereof (which, after giving effect to the transactions described in clause (i) hereof, shall have an aggregate principal amount of ~~approximately $14.4 billion as of the date hereof~~$11,200,000,000), including any accrued interest thereon and all other amounts payable by, and other obligations (including contingent obligations) of, TMUS and its Subsidiaries thereunder and under all related documentation, in exchange for an obligation of TMUS to disburse to DT or one of its Subsidiaries designated by DT the principal amount of and all accrued interest on the Intercompany Indebtedness so assumed and all other amounts payable by, and other obligations (including contingent obligations) of, TMUS and its Subsidiaries thereunder and under all related documentation~~; (ii)~~ .

(iii) DT shall cause TMUS to issue and deliver to DT or one of its Subsidiaries designated by DT, and DT shall purchase or cause such designated Subsidiaries to purchase, notes in the aggregate principal amount of $~~15,000,000,000~~11,200,000,000 (together with any Additional DT Notes issued pursuant to Section 4.13(c) below, the “DT Notes”), which shall have, and be issued pursuant to an indenture containing, the terms set forth on Exhibit F and Exhibit G, respectively, as such Exhibits are or have been amended from time to time, and otherwise reasonably acceptable to DT and MetroPCS, in exchange for an obligation of DT or one of its Subsidiaries to disburse to TMUS an amount equal to the aggregate principal amount of such DT Notes~~; (iii)~~ .

(iv) DT or one of its Subsidiaries designated by DT shall have an obligation to pay TMUS an amount equal to the excess, determined on an arm’s length basis (as reasonably determined by TMUS and DT taking into account the respective interest rates, maturity profile and other relevant factors and supported by an investment bank fair market value analysis), of the fair market value of (A) the portion of the DT Notes having an aggregate principal amount equal to the amount of the Intercompany Indebtedness assumed by DT or one of its Subsidiaries pursuant to clause (ii) hereof over (B) the Intercompany Indebtedness assumed by DT or one of its Subsidiaries pursuant to clause (ii) hereof.~~; and (iv)~~

A-1

(v) TMUS and DT or one of its Subsidiaries designated by DT shall set off the payment obligations described in clauses (i), (ii) ~~and~~ , (iii) and (iv) against each other and TMUS shall distribute as a dividend to Holding, prior to the Closing Date, ~~the~~any net receivable resulting from such setoff~~. As of 12:01 a~~ (or pay to DT or a Subsidiary designated by DT any net payable resulting from such setoff, but not to exceed any cash held by TMUS and its Subsidiaries available for distribution to DT or its Subsidiaries (except TMUS and its Subsidiaries) as a dividend on or prior to the Closing Date). As of 11:59 p.m., prevailing Eastern Time, on the Closing Date, there shall be no Intercompany Indebtedness outstanding owed by TMUS and its Subsidiaries to DT or one of its Subsidiaries (other than TMUS and its Subsidiaries), the DT Notes shall be issued and outstanding, TMUS and its Subsidiaries shall have no other liability or obligation pursuant to this Section 4.13, and DT shall have no further obligation to disburse to TMUS all or any portion of the purchase price of the DT Notes.

A-2

Exhibit B

Amended and Restated Exhibit F to the Agreement

See attached.

EXECUTION COPY

ANNEX B: Amended and Restated Exhibit F

DT Notes Pricing Schedule1

DT Notes (Issued Regardless of Backstop)

TABLE I: PERMANENT NOTES
Tenor	Year[2]	Amount[3]	Call Protection	Call Coupon Schedule[4]	Make-Whole Call[5]
6 years	2019	$1,250	NC-2.0	1/2, 1/4, par thereafter	T+50bps
7 years	2020	$1,250	NC-3.0	1/2, 1/4, par thereafter	T+50bps
8 years	2021	$1,250	NC-4.0	1/2, 1/4, par thereafter	T+50bps
9 years	2022	$1,250	NC-4.0	1/2, 1/3, 1/6, par thereafter	T+50bps
10 years	2023	$600	NC-5.0	1/2, 1/3, 1/6, par thereafter	T+50bps

Total		$5,600

TABLE II: RESET NOTES
Tenor	Year	Amount	Reset Date	Call Protection (before Reset)	Tenor after Reset	Call Protection (after Reset)	Call Coupon Schedule[6]	Make-Whole Call
6 years	2019	$1,250	Year 2 Reset Date[7]	NC-Life	4.0 years	NC-2.0	1/2, par thereafter	T+50 bps
7 years	2020	$1,250	Year 2 Reset Date	NC-Life	5.0 years	NC-2.0	1/2, 1/4, par thereafter	T+50 bps
8 years	2021	$1,250	Year 2.5 Reset Date[8]	NC-Life	5.5 years	NC-2.5	1/2, 1/4, par thereafter	T+50 bps
9 years	2022	$1,250	Year 2.5 Reset Date	NC-Life	6.5 years	NC-2.5	1/2, 1/4, par thereafter	T+50 bps
10 years	2023	$600	Year 3 Reset Date[9]	NC-Life	7.0 years	NC-3.0	1/2, 1/4, par thereafter	T+50 bps

Total		$5,600

[1]	The pricing of all Deer Notes listed in this Exhibit shall be determined by the attached Pricing Mechanism.
[2]	Assumes closing takes place in 2013.
[3]	All dollar amounts in this Exhibit are in millions.
[4]	Call price on first day of call period and anniversaries of that date.
[5]	T means “Treasury Rate.”
[6]	Call price on first day of call period and anniversaries of that date.
[7]	“Year 2 Reset Date” means the second anniversary of the Issue Date.
[8]	“Year 2.5 Reset Date” means the date that is six months after the second anniversary of the Issue Date.
[9]	“Year 3 Reset Date” means the third anniversary of the Issue Date.

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Additional DT Notes (Issued if Backstop Used)10

TABLE III: PERMANENT NOTES
Tenor	Year	Maximum Amount	Call Protection	Call Coupon Schedule[11]	Make-Whole Call
3 years[12]	2016	$500	NC-Life	—	T+50 bps
5 years[13]	2018	$1,250	NC-Life	—	T+50 bps
7 years[14]	2020	$500	NC-4.0	1/2, 1/4, par thereafter	T+50 bps
8 years	2021[15]	$500	NC-4.0	1/2, 1/4, par thereafter	T+50 bps

Total		$2,750

TABLE IV: RESET NOTES[16]
Tenor	Year	Maximum Amount
3 years[17]	2016	$500
5 years[18]	2018	$1,250
7 years[19]	2020	$500
8 years	2021[20]	$500

Total		$2,750

[10]	The Maximum Amount listed for Deer Notes in Tables III and IV reflect the full backstop and no commitment reductions. The allocation of Additional Deer Notes among the series of Deer Notes in Tables III and IV shall be determined, as described in Section 5 of Exhibit I (Financing Backstop Terms and Conditions).
[11]	Call price on first day of call period and anniversaries of that date.
[12]	Assumes transaction closes in 2013.
[13]	Assumes transaction closes in 2013.
[14]	Assumes transaction closes in 2013.
[15]	Assumes transaction closes in 2013.
[16]	The Reset Date, Call Protection, Call Coupon Schedule, and Make-Whole Call for each series of Additional Deer Notes in Table IV shall be as described on page 5.
[17]	Assumes transaction closes in 2013.
[18]	Assumes transaction closes in 2013.
[19]	Assumes transaction closes in 2013.
[20]	Assumes transaction closes in 2013.

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Reset Date for Additional DT Notes in Table IV Issued on the Closing Date (“Initial Backstop Reset Notes”)21

The Reset Date applicable to each series of Initial Backstop Reset Notes shall be determined as follows.

A. The second anniversary of the Issue Date (the “Year 2 Reset Date”)

Each series of Initial Backstop Reset Notes described by the following method shall have its price reset on the Year 2 Reset Date, according to the Pricing Mechanism.

A-1. Determine the aggregate principal amount of all Initial Backstop Reset Notes outstanding on the Closing Date.

A-2. Select a set of series of Initial Backstop Reset Notes by adding the outstanding principal amount of each series of Initial Backstop Reset Notes as of the Closing Date, in order of maturity from earliest to latest, until the sum is greater than one third of the amount calculated in Step A-1.

A-3. From the set of series of Initial Backstop Reset Notes specified by Step A-2, remove the series with the longest maturity. The remaining series of Initial Backstop Reset Notes shall have their price reset on the Year 2 Reset Date.

B. Six months after the second anniversary of the Issue Date (the “Year 2.5 Reset Date”)

Each series of Initial Backstop Reset Notes described by the following method shall have its price reset on the Year 2.5 Reset Date, according to the Pricing Mechanism.

B-1. Determine the aggregate principal amount of all Initial Backstop Reset Notes as of the Closing Date that did not have their price reset on the Year 2 Reset Date.

B-2. Select a set of series of Initial Backstop Reset Notes by adding the principal amount as of the Closing Date of each series of Initial Backstop Reset Notes identified in Step B-1, in order of maturity from earliest to latest, until the sum is greater than one half of the amount calculated in Step B-1.

B-3. From the set of series of Initial Backstop Reset Notes specified by Step B-2, remove the series with the longest maturity. The remaining series of Initial Backstop Reset Notes shall have their price reset on the Year 2.5 Reset Date.

B.4. Notwithstanding the foregoing, if there are only two series of Initial Backstop Reset Notes identified in Step B-1, the Reset Date of the series with the earlier maturity shall be the Year 2.5 Reset Date and the Reset Date of the series with the later maturity shall be the Year 3 Reset Date.

C. The third anniversary of the Issue Date (“Year 3 Reset Date”)

Each series of Initial Backstop Reset Notes that did not have its price reset on the Year 2 Reset Date or the Year 2.5 Reset Date shall have its price reset on the Year 3 Reset Date according to the Pricing Mechanism.

Reset Date for Additional DT Notes in Table IV Issued in Respect of Change of Control Backstop after the Closing Date

If any Initial Backstop Reset Notes were issued on the Closing Date, the Reset Date applicable to each series of Additional DT Notes in Table IV issued after the Closing Date shall be determined as follows: (i) If there is one

[21]	Includes any Additional Deer Notes in Table IV issued in respect of the Change of Control Backstop on the Closing Date.

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such series of Additional DT Notes, the Reset Date of such series shall be the third anniversary of the Issue Date; and (ii) if there are two such series of Additional DT Notes, the Reset Date of the series of such notes with the earlier maturity shall be the second anniversary of the Issue Date and the Reset Date of the series of such notes with the later maturity shall be the third anniversary of the Issue Date.

If no Initial Backstop Reset Notes were issued on the Closing Date, the Reset Date applicable to each series of Additional DT Notes in Table IV issued after the Closing Date shall be determined as follows: (i) If there is one such series of Additional DT Notes, the Reset Date of such series shall be the third anniversary of the Issue Date; and (ii) if there are two such series of Additional DT Notes, the Reset Date of the series of such notes with the earlier maturity shall be six months after the second anniversary of the Issue Date and the Reset Date of the series of such notes with the later maturity shall be the third anniversary of the Issue Date.

4

Potential Terms of the Additional DT Notes in Table IV

Table V provides an overview of the terms of all potential series of Additional DT Notes given the tenor (as specified in Exhibit I (Backstop Terms and Conditions) and possible Reset Dates (as specified on pages 3-4 above).

TABLE V: RESET NOTES – POTENTIAL ADDITIONAL DT NOTES IF BACKSTOP USED
A	B	C	D	E	F	G	H
Tenor	Year	Reset Date	Call Protection (before Reset)	Tenor after Reset	Call Protection (after Reset)	Call Coupon Schedule[22]	Make- Whole Call
3 years	2016	Year 2.0 Reset Date[23]	NC-Life	1.0 years	NC-Life	—	T+50bps
3 years	2016	Year 2.5 Reset Date[24]	NC-Life	0.5 years	NC-Life	—	T+50bps
5 years	2018	Year 2.0 Reset Date	NC-Life	3.0 years	NC-Life	—	T+50bps
5 years	2018	Year 2.5 Reset Date	NC-Life	2.5 years	NC-Life	—	T+50bps
5 years	2018	Year 3.0 Reset Date[25]	NC-Life	2.0 years	NC-Life	—	T+50bps
7 years	2020	Year 2.0 Reset Date	NC-Life	5.0 years	NC-2	1/2, 1/4, par thereafter	T+50bps
7 years	2020	Year 2.5 Reset Date	NC-Life	4.5 years	NC-2	1/2, 1/4, par thereafter	T+50bps
7 years	2020	Year 3.0 Reset Date	NC-Life	4.0 years	NC-2	1/2, par thereafter	T+50bps
8 years	2021	Year 2.0 Reset Date	NC-Life	6.0 years	NC-3	1/2, 1/4, par thereafter	T+50bps
8 years	2021	Year 2.5 Reset Date	NC-Life	5.5 years	NC-3	1/2, 1/4, par thereafter	T+50bps
8 years	2021	Year 3.0 Reset Date	NC-Life	5.0 years	NC-2	1/2, 1/4, par thereafter	T+50bps

[22]	Call price on first day of call period and anniversaries of that date.
[23]	“Year 2 Reset Date” means the second anniversary of the Issue Date.
[24]	“Year 2.5 Reset Date” means the date that is six months after the second anniversary of the Issue Date.
[25]	“Year 3 Reset Date” means the third anniversary of the Issue Date.

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Pricing Mechanism

Applicable Rates

The interest rate applicable to each series of Permanent Notes shall at all times be the Permanent Rate for such series.

From the Issue Date until the applicable Reset Date, the interest rate applicable to each series of Reset Notes shall be the Initial Rate for such series.

On and after the applicable Reset Date, the interest rate applicable to each series of Reset Notes shall be the Reset Rate for such series.

“Permanent Rate” means, for Permanent Notes of any series, a rate per annum equal to the sum of:

(i) the Reference Yield as of the Issue Date, plus

(ii) 137.5 bps, plus

(iii) the Maturity Adjustment for DT Notes of such series as of the Issue Date (the sum of (i), (ii), and (iii), for purposes of this definition, the “Permanent Specified Rate”), plus

(iv) the OID Amount applicable to DT Notes of such series based on the Permanent Specified Rate.

“Initial Rate” means, for Reset Notes of any series, a rate per annum equal to the sum of:

(i) the Reference Yield as of the Issue Date, plus

(ii) 50.0 bps, plus

(iii) the Maturity Adjustment for DT Notes of such series as of the Issue Date (the sum of (i), (ii), and (iii), for purposes of this definition, the “Initial Specified Rate”), plus

(iv) the OID Amount applicable to DT Notes of such series based on the Initial Specified Rate.

“Reset Rate” means, for Reset Notes of any series, a rate per annum equal to the sum of:

(i) the Reference Yield as of the Reset Date, plus

(ii) 50.0 bps, plus

(iii) the Maturity Adjustment for DT Notes of such series as of the Reset Date, plus

(iv) the amount that was included in the calculation of the Initial Rate of such series of DT Notes on the Issue Date pursuant to clause (iv) of the definition of “Initial Rate”.

“Maturity Adjustment” means, for any series of DT Notes as of any specified date, an amount (which may be negative) equal to the product of (i)(a) the Remaining Tenor of such series of DT Notes minus (b) the number eight (8) and (ii) 12.5 basis points.

“OID Amount” means, as to DT Notes of any series for any Permanent Specified Rate or Initial Specified Rate, the difference between (i) the effective yield to maturity that would be applicable to newly-issued notes having the same Remaining Tenor as such series of DT Notes, with a coupon equal to the Permanent Specified Rate or Initial Specified Rate (as applicable), that were issued with 200 bps of original issue discount, and (ii) such Permanent Specified Rate or Initial Specified Rate (as applicable), .

“Reference Yield” means, as of any date of determination, a rate per annum, as determined by the Calculation Agent in a commercially reasonable manner, equal to the sum of:

(i) the product of (a) the Index Weight and (b) the Average Adjusted Index Yield as of such date; plus,

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(ii) the product of (a) the Comparable Bond Weight and (b) the Average Adjusted Comparable Bond Yield as of such date; plus,

(iii) the product of (a) the Company Bond Weight and (b) the Average Adjusted Company Bond Yield as of such date.

Notice of Rates

Within five business days of the Issue Date, Issuer will send a notice to each holder and the trustee, specifying the Permanent Rate and the Initial Rate, and setting forth in reasonable detail the manner in which each such rate was calculated. Within five business days of each Reset Date, Issuer will send a notice to each holder and the trustee, specifying the Reset Rate for such Reset Date, and setting forth in reasonable detail the manner in which each such rate was calculated.

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Telecom HY Index Definitions

“Average Adjusted Index Yield” means, as of any date of determination, the arithmetic average of the Adjusted Index Yield for each Component Index as of such date.

“Index Weight” means: (i) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is one or more, one-half; and (ii) if (a) the number of Qualified Comparable Bonds is zero and the number of Qualified Company Bonds is one or more, or (b) the number of Qualified Company Bonds is zero and the number of Qualified Comparable Bonds is one or more, two-thirds; and (iii) if the number of Qualified Comparable Bonds is zero and the number of Qualified Company Bonds is zero, one.

“JPM HY Index” means the “JP Morgan Domestic Telecom High Yield Index”; provided, that (i) if the sponsor of such index discontinues calculation of such index, and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such index (such comparable index, the “Successor Index”), then the Calculation Agent shall substitute the Successor Index for such index for all purposes hereunder; and (ii) in the event that the sponsor of such index discontinues publication of such index and the Calculation Agent determines that no suitable successor or substitute index is available for such index, the Calculation Agent will calculate the Daily Yield to Worst and Effective Yield to Worst Time for such index in accordance with the formula for and method of calculation last in effect as to such index prior to its discontinuance, but using only those securities with such weightings as comprised such index immediately prior to its discontinuance.

“CS HY Index” means the “Credit Suisse US Liquid High Yield Telecom Index”; provided, that (i) if the sponsor of such index discontinues calculation of such index, and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such index (such comparable index, the “CS Successor Index”), then the Calculation Agent shall substitute the CS Successor Index for such index for all purposes hereunder; and (ii) in the event that the sponsor of such index discontinues publication of such index and the Calculation Agent determines that no suitable successor or substitute index is available for such index, the Calculation Agent will calculate the Daily Yield to Worst and Effective Yield to Worst Time for such index in accordance with the formula for and method of calculation last in effect as to such index prior to its discontinuance, but using only those securities with such weightings as comprised such index immediately prior to its discontinuance.

“BAML HY Index” means the “Bank of America Merrill Lynch US High Yield Telecommunications (H0TC) Index”; provided, that (i) if the sponsor of such index discontinues calculation of such index, and such sponsor or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to such index (such comparable index, the “BAML Successor Index”), then the Calculation Agent shall substitute the BAML Successor Index for such index for all purposes hereunder; and (ii) in the event that the sponsor of such index discontinues publication of such index and the Calculation Agent determines that no suitable successor or substitute index is available for such index, the Calculation Agent will calculate the Daily Yield to Worst and Effective Yield to Worst Time for such index in accordance with the formula for and method of calculation last in effect as to such index prior to its discontinuance, but using only those securities with such weightings as comprised such index immediately prior to its discontinuance.

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Comparable Bond Definitions

“Average Adjusted Comparable Bond Yield” means, as of any date of determination, the arithmetic average of the Adjusted Bond Yields for each of the Qualified Comparable Bonds as of such date.

“Comparable Bond Weight” means: (i) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is zero, one-third; (ii) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is one or more, one-quarter; and (iii) if the number of Qualified Comparable Bonds is zero, zero.

“Comparable Issuer” means Sprint Nextel Corporation or any successor or assign.

“Qualified Comparable Bonds” means, as of any date of determination, each series of publicly-traded unsecured notes that:

(i) is issued by the Comparable Issuer;

(ii) has a minimum aggregate principal amount outstanding as of such date of at least $1.0 billion;

(iii) has an Average Bond Price during the Calculation Period of not less than 800.00 or greater than 1200.00 (per $1000.00 of principal amount);

(iv) for which the date that results in the yield to worst is not less than four (4) and not greater than ten (10) years from such date of determination;

(v) for which there are at least five Trading Days in the Calculation Period on which there is a reported trade of such Qualified Comparable Bond in an amount greater than $500,000 of principal amount; and

(vi) which was not subject, on any date during the Calculation Period, to a publicly announced tender offer, exchange offer, or any transaction that would result or has resulted in a change of control.

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Company Bond Definitions

“Average Adjusted Company Bond Yield” means, as of any date of determination, the arithmetic average of the Adjusted Bond Yields for each of the Qualified Company Bonds as of such date.

“Company Bond Weight” means: (i) if the number of Qualified Company Bonds is one or more and the number of Qualified Comparable Bonds is zero, one-third; (ii) if the number of Qualified Comparable Bonds is one or more and the number of Qualified Company Bonds is one or more, one-quarter; and (iii) if the number of Qualified Company Bonds is zero, zero.

“Qualified Company Bonds” means, as of any date of determination, each series of publicly-traded unsecured notes that:

(i) is issued by the Issuer;

(ii) has a minimum aggregate principal amount outstanding as of such date of at least $1.0 billion;

(iii) has an Average Bond Price during the Calculation Period of not less than 800.00 or greater than 1200.00 (per $1000.00 of principal amount);

(iv) for which the date that results in the yield to worst is not less than four (4) and not greater than (10) years from such date of determination;

(v) for which there are at least five Trading Days in the Calculation Period on which there is a reported trade of such Qualified Comparable Bond in an amount greater than $500,000 of principal amount; and

(vi) which was not subject, on any date during the Calculation Period, to a publicly announced tender offer, exchange offer, or any transaction that would result or has resulted in a change of control.

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General Definitions

“Adjusted Bond Yield” means, for any Component Bond as of any date of determination:

(i) the Average Yield to Worst of such Component Bond as of such date, plus

(ii) an amount (which may be negative) equal to the product of (a)(1) the number of days until a date that is eight (8) years from such date of determination, minus (2) the number of days until the date that results in the yield to worst of such Component Bond, and (b) the fraction 12.5 basis points divided by three hundred sixty-five (365); plus

(iii) an amount (which may be negative) equal to the product of (a)(1) the score set forth in the definition of “Composite Rating” for the Composite Rating of the applicable series of DT Notes, minus (2) the score set forth in the definition of “Composite Rating” for the Composite Rating of such Component Bond, and (b) 50 basis points.

“Adjusted Index Yield” means, for any Component Index as of any date of determination:

(i) the Average Yield to Worst of such Component Index as of such date, plus

(ii) an amount (which may be negative) equal to the product of (a)(1) the number of days until a date that is eight (8) years from such date of determination, minus (2) Effective Yield to Worst Time of such Component Index, and (b) the fraction 12.5 basis points divided by three hundred sixty-five (365).

“Average Yield to Worst” means, as to any Component on any date of determination, the arithmetic average of the Daily Yield to Worst of such Component on each Trading Day in the Calculation Period.

“Average Bond Price” means, as to any Component Bond on any date of determination, the arithmetic average of the Daily Bond Price of such Component on each Trading Day in the Calculation Period.

“Bloomberg” means Bloomberg Financial Markets.

“Calculation Agent” means [—], or such other nationally recognized investment bank as is selected by DT.

“Calculation Period” means, as to any date of determination, the period that begins on the first Trading Day on or following the day that is 45 days prior to such date and ends on such date.

“Component” means any Component Bond or any Component Index.

“Component Bond” means any Qualified Comparable Bond or any Qualified Company Bond.

“Component Index” means the JPM HY Index, the CS HY Index, and the BAML HY Index.

11

“Composite Rating” means (i) if such Security is rated by either S&P or Moody’s, but not both, the composite rating indicated on the chart below as corresponding to the rating given to such Security by S&P or Moody’s; and (ii) if such Security is rated by both S&P and Moody’s, the composite rating indicated on the chart below as corresponding to a score equal to the average (rounded up to the nearest integer) of the scores assigned on the chart below to such Security’s S&P rating and such Security’s Moody’s rating.

Moody’s	S&P	Score	Composite Rating
Baa1	BBB+	1	BBB+
Baa2	BBB	2	BBB
Baa3	BBB-	3	BBB-
Ba1	BB+	4	BB+
Ba2	BB	5	BB
Ba3	BB-	6	BB-
B1	B+	7	B+
B2	B	8	B
B3	B-	9	B-
Caa1	CCC+	10	CCC+
Caa2	CCC	11	CCC
Caa3	CCC-	12	CCC-

Notwithstanding the foregoing, for purposes of determining the Composite Rating of any series of DT Notes, in the event that, at the time of such determination, neither S&P nor Moody’s has rated the applicable series of DT Notes, then (a) the rating of such series of DT Notes from S&P and/or Moody’s, as applicable, shall be deemed, for purposes of this definition, to be the same as (i) the rating by the applicable rating agency of the Company’s 6.625% Senior Notes due 2023 or (ii) solely in the event that the 6.625% Senior Notes due 2023 are not outstanding, or are not rated by either rating agency, the rating of any other series of unsecured notes issued by the Company which rank pari passu in right of payment with, and are guaranteed on a similar basis as, the applicable series of DT Notes (and, if multiple series of notes issued by the Company and meeting the requirements of this clause (ii) are outstanding, the rating of the applicable series of DT Notes shall be deemed to be the rating of the series of notes issued by the Company with a remaining tenor closest to the remaining tenor of the applicable series of DT Notes) and (b) in the event that ratings from either rating agency in respect of any notes of the types described in clause (a)(i) or (ii) are not available, for purposes of determining the Adjusted Bond Yield of a Component Bond in relation to such series of DT Notes, clause (iii) of the definition of Adjusted Bond Yield shall be deemed to be zero. If neither S&P nor Moody’s has rated a Component Bond, then for purposes of determining the Adjusted Bond Yield of such Component Bond, clause (iii) of the definition of Adjusted Bond Yield shall be deemed to be zero.

“Daily Yield to Worst” means:

(i) as to any Component Bond on any date of determination, the arithmetic average of the yield to worst of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on such date (or, if there are no reported trades of such Component Bond in an amount greater than $500,000 of principal amount on such date, the arithmetic average of the yield to worst of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on the next preceding Trading Day during the Calculation Period on which there was such a trade), determined by reference to the Pricing Source; and

(ii) as to any Component Index on any date of determination, the yield to worst of such Component Index for such date as reported by the Pricing Source.

“Daily Bond Price” means, as to any Component Bond on any date of determination, the arithmetic average of the price of each reported trade of such Component Bond in an amount greater than $500,000 of principal

12

amount on such date (or, if there are no reported trades of such Component Bond in an amount greater than $500,000 of principal amount on such date, the arithmetic average of the price of each reported trade of such Component Bond in an amount greater than $500,000 of principal amount on the next preceding Trading Day during the Calculation Period on which there was such a trade), determined by reference to the Pricing Source.

“Effective Yield to Worst Time” means, as to any Component Index, the number of days to the date that results in the yield to worst implied by such Component Index, as reported by the Pricing Source, or if not reported by the Pricing Source, as calculated by the Calculation Agent in good faith.

“Issue Date” means, as to any series of DT Notes, the date on which such series of DT Notes were initially issued.

“Moody’s” means Moody’s Investors Service, Inc., and its successors.

“Pricing Source” means (i) with respect to any Component Index, the index sponsor; and (ii) with respect to any Component Bond, TRACE as provided by Bloomberg. Except where another source or method is specified, the Pricing Source shall be used for all applicable purposes hereunder. If the Pricing Source for any Component is unavailable at any time for any reason, and an alternative source or method is not expressly provided herein, the Calculation Agent shall determine a suitable substitute source in good faith.

“Relevant Exchange” means, for any Component Bond, the primary exchange or quotation system on which such Component Bond is traded or quoted, as determined by the Calculation Agent.

“Reset Date” means the date that is [24] [30] [36] months after the Issue Date.

“Remaining Tenor” means, for any series of DT Notes as of any specified date, the number of days from such specified date to the Stated Maturity for such series of DT Notes, divided by three hundred sixty-five (365).

“Security” means any series of DT Notes or any Component Bond.

“S&P” means Standard & Poor’s Rating Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Trading Day” means (i) with respect to any Component Index, any date on which the sponsor of such index reports an updated value for such index; and (ii) with respect to any Component Bond, a day, as determined by the Calculation Agent, on which the Relevant Exchange with respect to such Component Bond is scheduled to be open for trading for their respective regular trading sessions or on which such Component Bond is quoted, as applicable.

13

Annex B

[EVERCORE LETTERHEAD]

April 14, 2013

The Special Committee of the Board of Directors

MetroPCS Communications, Inc.

2250 Lakeside Boulevard

Richardson, TX 75082

Members of the Special Committee:

We understand that MetroPCS Communications, Inc., a Delaware corporation (the “Company”), proposes to enter into an amendment, to be dated the date hereof (the “Amendment”), to that certain Business Combination Agreement, dated as October 3, 2012 (the “Original Business Combination Agreement;” the Original Business Combination Agreement, as proposed to be amended by the Amendment being referred to herein as the “Business Combination Agreement”), with Deutsche Telekom AG, an Aktiengesellschaft organized in Germany (“DT”), T-Mobile Global Zwischenholding GmbH, a Gesellschaft mit beschrankter Haftung organized in Germany and a direct wholly-owned subsidiary of DT (“Global”), T-Mobile Global Holding GmbH, a Gesellschaft mit beschrankter Haftung organized in Germany and a direct wholly-owned subsidiary of Global (“Holding”), and T-Mobile USA, Inc., a Delaware corporation and direct wholly-owned subsidiary of Holding (“T-Mobile”), pursuant to which, among other things and subject to certain adjustments set forth in the Business Combination Agreement, (i) the Company will effect a recapitalization and reverse stock split of its common stock, par value $0.0001 per share (the “Company Common Stock”), whereby each existing share of Company Common Stock will receive 0.5 shares of common stock, par value $0.00001 per share (“New Company Common Stock”) (such reverse stock split, the “Reverse Stock Split”), (ii) immediately following the effective time of the Reverse Stock Split, in connection with its recapitalization, the Company will pay its stockholders a cash payment in the aggregate amount of $1,500,000,000 (the “Cash Payment”), (iii) the Company will acquire from Holding all of the capital stock of T-Mobile (the “T-Mobile Shares”) in consideration of the issuance by the Company to Holding (or its designee) of shares of New Company Common Stock equal to 74% of the fully-diluted shares of New Company Common Stock outstanding immediately following the Cash Payment (with the percentage ownership of New Company Common Stock as of such time of Holding or its designee and the Company’s stockholders and optionholders being calculated pursuant to the Business Combination Agreement (1) under the treasury method based on the average closing price of a share of Company Common Stock on the New York Stock Exchange for the five full trading days immediately preceding the date the transaction is completed after taking into account the Reverse Stock Split and the Cash Payment but before taking into account the subsequent cash-out of stock options, if any, in connection with the transaction and (2) on a grossed-up basis to take into account the number of shares of New Company Common Stock so issued to Holding or its designee) (such shares of New Company Common Stock, the “Business Combination Consideration”; the closing of the purchase and sale of the T-Mobile Shares by the Company is referred to as the “Closing” and the acquisition by the Company of T-Mobile is referred to as the “Business Combination”). We further understand that pursuant to the Business Combination Agreement, DT will purchase from T-Mobile at their face amount (w) $11,200,000,000 of senior unsecured notes to be issued by T-Mobile (the “DT Notes”) in connection a with series of steps set forth in the Business Combination Agreement which will result in the elimination of all Intercompany Indebtedness, other than the DT Notes, owed by T-Mobile and its Subsidiaries to DT or one of its Subsidiaries (other than T-Mobile and its Subsidiaries), (x) up to an additional $1,000,000,000 of senior unsecured notes to the extent that the Company does not obtain such indebtedness from other parties on agreed terms prior to the Closing, (y) up to an additional $2,500,000,000 of senior secured notes as required to repay amounts outstanding under the Company’s existing credit agreement at Closing to the extent that the Company does not obtain such indebtedness from other parties on agreed terms prior to the Closing, and (z) up to an additional $2,000,000,000 of senior unsecured notes as required to redeem outstanding senior notes of the Company to the extent that holders thereof have not agreed to provide a waiver of the occurrence of a change of a

EVERCORE GROUP L.L.C. 55 EAST 52ND STREET NEW YORK, NY 10055 TEL: 212.857.3100 FAX: 212.857.3101

April 14, 2013

control trigger under such senior notes (the note purchases described in the foregoing clauses (w), (x), (y) and (z) being referred to as the “DT Financing”), and that the Company will pay certain commitment fees to DT in connection with the DT Financing at the Closing. The terms and conditions of the of the transactions contemplated by the Business Combination Agreement are more fully set forth in the Business Combination Agreement and terms used herein and not defined shall have the meanings ascribed thereto in the Business Combination Agreement.

The Special Committee has asked us, assuming payment of the Cash Payment, whether in our opinion the Company’s issuance of the Business Combination Consideration to Holding in consideration for the T-Mobile Shares is fair, from a financial point of view, to the Company and its stockholders (other than DT and its affiliates).

In connection with rendering our opinion, we have, among other things:

(i)	reviewed certain publicly available business and financial information relating to the Company and T-Mobile that we deemed to be relevant;

(ii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to the Company prepared and furnished to us by the management of the Company;

(iii)	reviewed certain non-public historical financial statements and other non-public historical financial and operating data relating to T-Mobile prepared by the management of DT and T-Mobile and furnished to us by the Company;

(iv)	reviewed certain non-public projected financial data relating to the Company prepared and furnished to us by the management of the Company;

(v)	reviewed certain non-public projected financial data relating to T-Mobile prepared by the management of DT and T-Mobile (the “T-Mobile Management Projected Financial Data”) furnished to us by the Company as well as certain adjustments thereto made at the direction of the Company’s management (as so adjusted, the “Adjusted T-Mobile Projected Financial Data”);

(vi)	reviewed certain non-public projected operating data relating to the Company prepared and furnished to us by the management of the Company;

(vii)	reviewed certain non-public projected operating data relating to T-Mobile prepared by the management of DT and T-Mobile (the “T-Mobile Management Projected Operating Data”) furnished to us by the Company as well as certain adjustments thereto made at the direction of the Company’s management (as so adjusted, the “Adjusted T-Mobile Projected Operating Data”);

(viii)	discussed the past and current operations, financial projections and current financial condition of the Company and T-Mobile with the management of the Company (including their views on the risks and uncertainties of achieving such projections);

(ix)	discussed the past and current operations, financial projections and current financial condition of the Company and T-Mobile with the management of DT and T-Mobile (including their views on the risks and uncertainties of achieving such projections);

(x)	reviewed the amount and timing of the cost savings and operating synergies estimated by the Company management to result from the Business Combination (the “Estimated Synergies”);

(xi)	reviewed the amount, timing and use of certain tax attributes of the combined company as estimated by management of the Company;

(xii)	reviewed the reported prices and the historical trading activity of the Company Common Stock;

April 14, 2013

(xiii)	compared the financial performance of the Company and its stock market trading multiples with those of certain other publicly traded companies that we deemed relevant;

(xiv)	reviewed certain valuation multiples relating to the Business Combination with those of certain other transactions that we deemed relevant;

(xv)	reviewed the Original Business Combination Agreement and a draft, distributed on April 12, 2013 and labeled “Execution Copy,” of the Amendment; and

(xvi)	performed such other analyses and examinations and considered such other factors that we deemed appropriate.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available, and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor. With respect to the projected financial and operating data relating to the Company, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of the Company as to the matters covered thereby. We express no view as to any projected financial or operating data relating to the Company or the assumptions on which they are based. With respect to T-Mobile Management Projected Financial Data and the T-Mobile Management Projected Operating Data, we have assumed that they have been reasonably prepared on bases reflecting the best available estimates and good faith judgments of management of DT and T-Mobile as to the matters covered thereby. With respect to Adjusted T-Mobile Projected Financial Data and the Adjusted T-Mobile Projected Operating Data, we have assumed that the adjustments which Company management has directed us to make to the T-Mobile Management Projected Financial Data and the T-Mobile Management Projected Operating Data have been reasonably determined by Company management on bases reflecting the best available estimates and good faith judgments of management of the Company as to the matters covered thereby. We express no view as to any projected financial or operating data relating to T-Mobile (whether prepared by management of DT or T-Mobile, or as adjusted at the direction of management of the Company) or the assumptions on which they are based. We have also assumed that the Estimated Synergies are reasonably obtainable, were estimated on bases reflecting the best currently available estimates and good faith judgments of the future competitiveness, operating and regulatory environments and related financial performance of the Company and T-Mobile and will be realized in the amounts and at the times indicated thereby. We express no view as to the Estimated Synergies or the assumptions on which they are based. With respect to the amount, timing and use of the tax attributes of the combined company estimated by management of the Company, we have assumed that estimates are reasonable and will be realized, although we express no view as to such estimates or the assumptions on which they are based. For purposes of our analysis and opinion, at your request, we have relied on the projections prepared by the management of the Company with respect to projected financial and operating data of the Company, including Estimated Synergies and estimates as to the amount, timing and use of tax attributes of the combined company, and on the Adjusted T-Mobile Projected Financial Data and the Adjusted T-Mobile Projected Operating Data.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the executed Amendment will be the same as the draft reviewed by us and referenced above, that the representations and warranties of each party contained in the Business Combination Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Business Combination Agreement and that all conditions to the consummation of the transactions contemplated by the Business Combination Agreement will be satisfied without material waiver or modification thereof. We have also assumed with your consent that the terms of the DT Financing (including any fees payable to DT in connection therewith) are on terms no less favorable to the Company than could be obtained from an unaffiliated third party lender. We have further assumed that all governmental, regulatory or other consents, approvals or

April 14, 2013

releases necessary for the consummation of the Business Combination will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on the Company, T-Mobile or the consummation of the Business Combination or materially reduce the benefits to the Company of the Business Combination.

We have not made nor assumed any responsibility for making any physical inspection, independent valuation or appraisal of the assets or liabilities of the Company or T-Mobile, nor have we been furnished with any such valuation or appraisals, nor have we evaluated the solvency or fair value of the Company or T-Mobile under any state or federal laws relating to bankruptcy, insolvency or similar matters. In addition, we have assumed that the outcome of any current and pending litigation affecting the Company or T-Mobile will not be material to our analysis. Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, market and other conditions as they exist and as can be evaluated on the date hereof. It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than, assuming payment of the Cash Payment, whether the Company’s issuance of the Business Combination Consideration to Holding in consideration for the T-Mobile Shares is fair, from a financial point of view, to the Company and its stockholders (other than DT and its affiliates). We do not express any view on, and our opinion does not address, any other term or aspect of the Business Combination Agreement or the transactions contemplated thereby or any term or aspect of any other agreement or instrument contemplated by the Business Combination Agreement or entered into or amended in connection with the transaction contemplated by the Business Combination Agreement, including, without limitation, (i) the fairness of the Reverse Stock Split or of the Cash Payment or any other consideration to be received in connection therewith by, the holders of Company Common Stock or any other securities, creditors or constituencies of the Company, (ii) the terms of the DT Financing (including the amount and nature of the fees payable to DT in connection therewith) or (iii) the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, or any class of such persons, whether relative to the Reverse Stock Split, the Cash Payment, the Business Combination Consideration or otherwise.

We have assumed that any modification to the structure of the transaction will not vary in any respect material to our analysis. Our opinion does not address the relative merits of the transactions contemplated by the Business Combination Agreement as compared to other business or financial strategies that might be available to the Company, nor does it address the underlying business decision of the Company to engage in the Business Combination or any other transaction contemplated by the Business Combination Agreement, including the Reverse Stock Split and the Cash Payment. In arriving at our opinion, we were not authorized to solicit, and did not solicit, interest from any third party with respect to the acquisition of any or all of the Company Common Stock or any business combination or other extraordinary transaction involving the Company. This letter, and our opinion, does not constitute a recommendation to the Special Committee, the Board of Directors or to any other persons in respect of the Business Combination, including as to how any holder of shares of Company Common Stock should vote or act in respect of the transactions contemplated by the Business Combination Agreement. We express no opinion herein as to the price at which shares of Company Common Stock will trade at any time. We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the Company, T-Mobile and their respective advisors with respect to legal, regulatory, accounting and tax matters.

In accordance with the terms of our engagement letter with the Company, we were paid an initial fee at the time we were engaged by the Company on behalf of the Special Committee as well as an additional fee for our services upon the rendering to Special Committee of our opinion, dated October 2, 2012, in connection with certain aspects of the Original Business Combination Agreement. We will receive an additional fee for our

April 14, 2013

services upon the rendering of this opinion (regardless of the conclusion reached herein). The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. Except in connection with our services to the Special Committee as described above, during the two year period prior to the date hereof, no material relationship existed between Evercore Group L.L.C. and its affiliates and DT, T-Mobile or the Company, pursuant to which compensation was received by Evercore Group L.L.C. or its affiliates as a result of such a relationship. We may provide financial or other services to DT, T-Mobile or the Company in the future and in connection with any such services we may receive compensation.

In the ordinary course of business, Evercore Group L.L.C. or its affiliates may actively trade the securities, or related derivative securities, or financial instruments of the Company, DT or T-Mobile and their respective affiliates, for its own account and for the accounts of its customers and, accordingly, may at any time hold a long or short position in such securities or instruments.

This letter, and the opinion expressed herein is solely addressed to, and for the sole information and benefit of, the Special Committee, in its capacity as such, in connection with its evaluation of the proposed Business Combination. The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C. This opinion may be disclosed, referred to and communicated in its entirety to the Board of Directors of the Company, in its capacity as such, in connection with the Board of Directors’ evaluation of the proposed Business Combination and the receipt of the Special Committee’s recommendation, if any.

This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval, except the Company may reproduce this opinion in full in any document that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its stockholders relating to the transactions contemplated by the Business Combination Agreement; provided, however, that all references to us or our opinion in any such document and the description or inclusion of our opinion therein shall be subject to our prior consent with respect to form and substance, which consent shall not be unreasonably withheld or delayed.

Based upon and subject to the foregoing, assuming payment of the Cash Payment, it is our opinion that, as of the date hereof, the Company’s issuance of the Business Combination Consideration to Holding in consideration for the T-Mobile Shares is fair, from a financial point of view, to the Company and its stockholders (other than DT and its affiliates).

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/ Michael J. Price
Michael J. Price
Senior Managing Director